Exhibit 10.3

STORAGE AND TERMINALING SERVICES AGREEMENT

between

TOLEDO TERMINALING COMPANY LLC,

and

PBF HOLDING COMPANY LLC

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TABLE OF CONTENTS

1	DEFINITIONS	2
	(a)Capitalized terms	2
	(b)Construction of Agreement	7

2	STORAGE AND SERVICES	7
	(a)Commitment	7
	(b)Ancillary Services	8
	(c)Dedicated Storage	8
	(d)Tank Heels	8
	(e)Excess Throughput	8

3	COMMENCEMENT DATE	8

4	TERM	8
	(a)Initial Term and Extension Terms	8
	(b)Termination	9

5	SERVICE FEES	9
	(a)Services Fees	9
	(b)Adjustment to Storage Services Fees	9
	(c)Rate and Fee	9
	(d)Shortfall Payments	10

6	STORAGE FACILITY SERVICE ORDERS	10
	(a)Description	10
	(b)Included Items	10
	(c)Fee Increases	10
	(d)Conflicts	11

7	CAPABILITIES OF FACILITIES	11
	(a)Maintenance and Repair	11
	(b)Tank Capacity Resolution	11
	(c) PBF’s Right To Cure	12

8	REIMBURSEMENT; SURCHARGES	12
	(a)Reimbursement	12
	(b)Surcharges	13

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9	TANK MODIFICATION AND CLEANING; REMOVAL OF PRODUCT	13
	(a)Tank Modifications	13
	(b)Responsibility for Fees	14
	(c)Removal of Product	14

10	NEWLY IMPOSED TAXES AND REGULATIONS	14

11	PAYMENTS	14

12	SCHEDULING	15

13	MEASUREMENT	15

14	CUSTODY TRANSFER AND TITLE	15

15	OPERATING PROCEDURES; SERVICE INTERRUPTIONS	15
	(a)Operating Procedures for PBF	15
	(b)Operating Procedures for Operator	15
	(c)Service Interruptions	16

16	LIENS	16

17	PREFERENTIAL STORAGE RIGHTS	16
	(aSubsequent Lease Agreements	16
	(b)New Storage Facility Service Order	16

18	COMPLIANCE WITH LAW AND GOVERNMENT REGULATIONS	17
	(a)Compliance With Law	17
	(b)Licenses and Permits	17
	(c)Applicable Law	17
	(d)New Or Changed Applicable Law	17

19	LIMITATION ON LIABILITY	17

20	INDEMNIFICATION	18
	(a)Operator Indemnities	18
	(b)PBF Indemnities	18

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21	TERMINATION; RIGHT TO ENTER INTO A NEW AGREEMENT	19
	(a)Termination for Default	19
	(b)Other Breaches	20
	(c)Obligations at Termination	20

22	FORCE MAJEURE	20
	(a)Force Majeure	20
	(b)Termination Notice	20

23	SUSPENSION OF REFINERY OPERATIONS	21

24	ASSIGNMENT; CHANGE OF CONTROL	21
	(a)Assignment by PBF	21
	(b)PBF Designee	21
	(c)Operator Assignment	22
	(d)Terms of Assignment	22
	(e)Change of Control	22

25	ACCOUNTING PROVISIONS AND DOCUMENTATION; AUDIT	22
	(a)Storage Services Fee Documentation	22
	(b)Inspection	22
	(c)Access	23

26	INSURANCE	23
	(a)Coverage	23
	(b)Waiver of Subrogation	24
	(c)Insurance Certificates	25
	(d)Self-Insurance	25

27	NOTICE	25

28	ARBITRATION	27

29	CONFIDENTIAL INFORMATION	28
	(a)Obligations	28
	(b)Required Disclosure	28
	(c)Return of Information	28
	(d)Receiving Party Personnel	28
	(e)Survival	29

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30	NATURE OF TRANSACTION AND RELATIONSHIP OF PARTIES	29
	(a)Independent Contractor	29
	(b)No Agency	29

31	MISCELLANEOUS
	(a)Modification; Waiver	29
	(b)Integration	29
	(c)Cumulative Remedies	30
	(d)Governing Law; Jurisdiction	30
	(e)Counterparts	30
	(f)Severability	30
	(g)No Third Party Beneficiaries	30
	(h) Time is of the Essence	30
	(i) Further Assurances	30
	(j) Survival	30
	(k) WAIVER OF JURY TRIAL	30
	(l) Schedules and Storage Facility Service Orders	31

Schedule A    Tanks
Schedule A-1    Tanks Out of Service Schedule
Schedule B    Description of Terminal
Schedule C    Measurement Practices

Exhibit 1    Storage Facility Service Orders
Exhibit 2    Form of Storage Facility Service Orders

HOU:3485221.8

STORAGE AND TERMINALING SERVICES AGREEMENT
THIS STORAGE AND TERMINALING SERVICES AGREEMENT (this “Agreement”), dated December, 2014, is between Toledo Terminaling Company LLC, a Delaware limited liability company (“Operator”), and PBF Holding Company LLC, a Delaware limited liability company (“PBF”). Operator and PBF are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”
Recitals:
A.    Operator owns a facility in Toledo, Ohio (the “Storage Facility”) for the storage of crude oil, refined products, intermediates, and other materials (“Products”) in the Tanks (as defined below) and provides terminaling and Product loading services using the Terminal (as defined below) at the Storage Facility.
B.    Operator’s Tanks (as defined below) at the Storage Facility have a nominal, aggregate Shell Capacity (as defined below) of approximately 3,849,271 Barrels (as defined below) and the Terminal has a nominal, daily loading capacity of approximately 11,000 Barrels.
C.    Operator desires to provide at the Storage Facility storage and terminaling services for Products owned or delivered by PBF.
D.    PBF and Operator now desire to enter into this Agreement to memorialize the terms of their commercial relationship related to the subject matter hereof.
NOW, THEREFORE, in consideration of the covenants and obligations contained herein, Operator and PBF agree as follows:
1.DEFINITIONS
(a)    Capitalized terms.    Capitalized terms used throughout this Agreement shall have the meanings set forth below, unless otherwise specifically defined herein.
“Affiliate” means, with respect to a specified Person, any other Person controlling, controlled by or under common control with that first Person. As used in this definition, the term “control” includes (a) with respect to any Person having voting securities or the equivalent and elected directors, managers or Persons performing similar functions, the ownership of or power to vote, directly or indirectly, voting securities or the equivalent representing 50% or more of the power to vote in the election of directors, managers or Persons performing similar functions, (b) ownership of 50% or more of the equity or equivalent interest in any Person and (c) the ability to direct the business and affairs of any Person by acting as a general partner, manager or otherwise. Notwithstanding the foregoing, for purposes of this Agreement, PBF and its subsidiaries (other than PBF Logistics LP and its subsidiaries), on the one hand, and PBF Logistics LP and its subsidiaries (including the Operator), on the other hand, shall not be considered Affiliates of each other.
“Agreement” is defined in the Preamble.

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“Applicable Law” means any applicable statute, law, regulation, ordinance, rule, determination, judgment, rule of law, order, decree, permit, approval, concession, grant, franchise, license, requirement, or any similar form of decision of, or any provision or condition of any permit, license or other operating authorization issued by any Governmental Authority having or asserting jurisdiction over the matter or matters in question, whether now or hereafter in effect.
“Arbitrable Dispute” means any and all disputes, controversies and other matters in question between the Operator, on the one hand, and PBF, on the other hand, arising under or in connection with this Agreement.
“Barrel” means a volume equal to 42 U.S. gallons of 231 cubic inches each, at 60 degrees Fahrenheit under one atmosphere of pressure.
“Business Day” means a day, other than a Saturday or Sunday, on which banks in New York, New York, New Jersey, or Ohio are open for the general transaction of business.
“Capacity Resolution” is defined in Section 7(b).
“Claimant” is defined in Section 28.
“Commencement Date” is defined in Section 3.
“Confidential Information” means all confidential, proprietary or non-public information of a Party, whether set forth in writing, orally or in any other manner, including all non-public information and material of such Party (and of companies with which such Party has entered into confidentiality agreements) that another Party obtains knowledge of or access to, including non-public information regarding products, processes, business strategies and plans, customer lists, research and development programs, computer programs, hardware configuration information, technical drawings, algorithms, know-how, formulas, processes, ideas, inventions (whether patentable or not), trade secrets, schematics and other technical, business, marketing and product development plans, revenues, expenses, earnings projections, forecasts, strategies, and other non-public business, technological, and financial information.
“Contract Quarter” means a three-month period that commences on January 1, April 1, July 1 or October 1, and ends on March 31, June 30, September 30 or December 31, respectively.
“Contract Year” means a year that commences on January 1 and ends on the last day of December of such year, except that the initial Contract Year shall commence on the Commencement Date and the final Contract Year shall end on the last day of the Term.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract, or otherwise.
“Environmental Law” means all federal, state, and local laws, statutes, rules, regulations, orders, judgments, ordinances, codes, injunctions, decrees, Environmental Permits and other legally enforceable requirements and rules of common law now or hereafter in effect, relating to pollution

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or protection of human health and the environment, safety, and occupational health, including the federal Comprehensive Environmental Response, Compensation, and Liability Act, the Superfund Amendments Reauthorization Act, the Resource Conservation and Recovery Act, the Clean Air Act, the Federal Water Pollution Control Act, the Toxic Substances Control Act, the Oil Pollution Act, the Clean Water Act, the Safe Drinking Water Act, the Hazardous Materials Transportation Act, OSHA, and other similar federal, state or local health and safety, and environmental conservation and protection laws, each as amended from time to time.
“Environmental Permit” means any permit, approval, identification number, license, registration, consent, exemption, variance or other authorization required under or issued pursuant to any applicable Environmental Law.
“Excess Throughput” is defined in Section 2(e).
“Extension Period” is defined in Section 4.
“Force Majeure” means acts of God, strikes, lockouts or other industrial disturbances, acts of a public enemy, wars, terrorism, blockades, insurrections, riots, storms, floods, interruptions in the ability to have safe passage in navigable waterways or rail lines, washouts, other interruptions caused by acts of nature or the environment, arrests, the order of any court or Governmental Authority claiming or having jurisdiction while the same is in force and effect, civil disturbances, explosions, fires, leaks, releases, breakage, accident to machinery, vessels, storage tanks or lines of pipe or rail lines, inability to obtain or unavoidable delay in obtaining material or equipment, inability to obtain or distribute Products, feedstocks, other products or materials necessary for operation because of a failure of third-party pipelines or rail lines or any other causes whether of the kind herein enumerated or otherwise not reasonably within the control of the Party claiming suspension and which by the exercise of commercially reasonable efforts such Party is unable to prevent or overcome; provided, however, a Party’s inability to perform its economic obligations hereunder shall not constitute an event of Force Majeure.
“Force Majeure Notice” is defined in Section 22(a).
“Force Majeure Party” is defined in Section 22(a).
“Force Majeure Period” is defined in Section 22(a).
“Governmental Authority” means any federal, state, local or foreign government or any provincial, departmental or other political subdivision thereof, or any entity, body or authority exercising executive, legislative, judicial, regulatory, administrative or other governmental functions or any court, department, commission, board, bureau, agency, instrumentality or administrative body of any of the foregoing.
“Index Change” means the Producer Price Index is no longer published or the method of calculating the Producer Price Index is changed so that the Producer Price Index no longer reflects general increases in prices in the broad United States economy.

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“Initial Term” is defined in Section 4(a).
“Liabilities” means any losses, liabilities, charges, damages, deficiencies, assessments, interests, fines, penalties, costs and expenses (collectively, “Costs”) of any kind (including reasonable attorneys’ fees and other fees, court costs and other disbursements), including any Costs directly or indirectly arising out of or related to any suit, proceeding, judgment, settlement, cause of action, equitable or injunctive relief, or judicial or administrative order and any Costs arising from compliance or non-compliance with Environmental Law.
“Minimum Throughput Commitment” means, with respect to each Month, an aggregate amount of propane Products loaded into trucks at the Terminal equal to at least 4,400 Barrels per day of propane Products, multiplied by the number of calendar days in such Month.
“Month” means the period commencing on the Commencement Date and ending on the last day of the calendar month in which service begins and each successive calendar month thereafter.
“Omnibus Agreement” means that Second Amended and Restated Omnibus Agreement, dated as of December 12, 2014, by and among PBF Holding Company LLC, PBF Energy Company LLC, PBF Logistics GP LLC, and PBF Logistics LP, as amended and restated as of the date thereof and as further amended or amended and restated from time to time.
“Operating Capacity” means the effective storage capacity of a Tank, taking into account accepted engineering principles, industry standards, American Petroleum Institute guidelines and Applicable Laws, only as to Products that such Tank is capable of storing, within the requirements of applicable permit requirements and under actual conditions as they may exist at any time. The current Operating Capacity of each Tank shall be listed on the applicable Storage Facility Service Order as of the date of such Storage Facility Service Order.
“Operating Procedures” is defined in Section 15(a).
“Operator” is defined in the Preamble.
“OSHA” means Occupational Safety and Health Act of 1970, 29 U.S.C. Section 651 et seq.
“Party” or “Parties” are each defined in the Preamble.
“PBF” is defined in the Preamble.
“PBF Designee” means, collectively, each Person designated by PBF, including any Person acting as an intermediator of all or any portion of the Products or any third party.
“PBF Indemnitee” is defined in Section 20.
“PBF Inspector” means PBF, the PBF Designee and their respective representatives (including one or more Supplier Inspectors, collectively, the “PBF Inspectors”

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“Person” means any individual, partnership, limited partnership, joint venture, corporation, limited liability company, limited liability partnership, trust, unincorporated organization or Governmental Authority or any department or agency thereof.
“Pipeline” or “Pipelines” means those pipelines within the Storage Facility that connect the Tanks to one another and to the receiving and delivery flanges of the Storage Facility.
“Producer Price Index” has the meaning given to such term by the US Bureau of Labor Statistics.
“Product” or “Products” means additives stored at the Storage Facility and crude oil, refined products, intermediates, and other materials stored in the Tanks and at the Storage Facility in the ordinary course of business.
“Prudent Industry Practice” means, as of the relevant time, those methods and acts generally engaged in or applied by the refining, pipeline or terminaling industries (as applicable) in the United States that, in the exercise of reasonable judgment in light of the circumstances known at the time of performance, would have been expected to accomplish the desired result at a reasonable cost consistent with functionality, reliability, safety and expedition with due regard for health, safety, security and environmental considerations. Prudent Industry Practice is not intended to be limited to the optimum practices, methods or acts to the exclusion of others, but rather is intended to include reasonably acceptable practices, methods and acts generally engaged in or applied by the refining, pipeline or terminaling industries (as applicable) in the United States.
“Receiving Party Personnel” is defined in Section 29(d).
“Refinery” means the refining facility located in and near Toledo, Ohio, owned and operated by PBF’s subsidiary, Toledo Refining Company LLC.
“Respondent” is defined in Section 28.
“Restoration” is defined in Section 7(a).
“ROFO Notice” is defined in Section 17(a).
“ROFO Response” is defined in Section 17(a).
“Shell Capacity” means, each Month, the gross storage capacity of a Tank for each respective Product, based upon its dimensions, as set forth for each Tank on Schedule A attached hereto and in applicable Storage Facility Service Orders, as such capacity may be adjusted for such Month as provided herein.
“Services Fee” is defined in Section 55(a).
“Shortfall” is defined in Section 5(d).
“Shortfall Payment” is defined in Section 5(d).

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“Special Damages” is defined in Section 19.
“Storage Facility” is defined in the Recitals.
“Storage Facility Service Order” is defined in Section 6(a).
“Storage Services Fee” is defined in Section 5(a).
“Supplier Inspector” means any Person selected by PBF to perform any and all inspections required by PBF or the PBF Designee in a commercially reasonable manner at PBF’s own cost and expense that is acting on behalf of PBF or the PBF Designee and that (a) is a Person who performs sampling, quality analysis and quantity determination or similar services of the Products purchased and sold under any agreement between PBF (or its Affiliates) and the PBF Designee, (b) is not an Affiliate of any Party, and (c) in the reasonable judgment of PBF, is qualified and reputed to perform its services in accordance with Applicable Law and Prudent Industry Practice.
“Surcharge” is defined in Section 8(b)(i).
“Tank Heels” consist of the minimum quantity of Product which either (a) must remain in a Tank during all periods when the Tank is available for service to keep the Tank in regulatory compliance or (b) is necessary for physical operation of the Tank.
“Tanks” mean the tanks owned by Operator and listed on Schedule A attached hereto, each of which is used for the storage of Products and located at the Storage Facility.
“Term” and “Initial Term” each are defined in Section 4.
“Terminal” means the loading rack for Products at the Storage Facility described in Schedule B attached hereto.
“Terminal Loading Fee” is defined in Section 5(a)(ii).
“Termination Notice” is defined in Section 22(b).
(b)    Construction of Agreement.
(i)    Unless otherwise specified, all references herein are to the Articles, Sections, Schedules, and Exhibits of this Agreement are incorporated herein.
(ii)    All headings herein are intended solely for convenience of reference and shall not affect the meaning or interpretation of the provisions of this Agreement.
(iii)    Unless expressly provided otherwise, the word “including” as used herein does not limit the preceding words or terms and shall be read to be followed by the words “without limitation” or words having similar import.
(iv)    Unless expressly provided otherwise, all references to days, weeks, months and quarters mean calendar days, weeks, months and quarters, respectively.
(v)    Unless expressly provided otherwise, references herein to “consent” mean the prior written consent of the Party at issue.
(vi)    A reference to any Party to this Agreement or another agreement or document includes the Party’s permitted successors and assigns.
(vii)    Unless the contrary clearly appears from the context, for purposes of this Agreement, the singular number includes the plural number and vice versa; and each gender includes the other gender.
(viii)    Except where specifically stated otherwise, any reference to any Applicable Law or agreement shall be a reference to the same as amended, supplemented or reenacted from time to time.
(ix)    The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.
2.    STORAGE AND SERVICES
(a)    Commitment. Subject to the terms and conditions of this Agreement, Operator shall accept, redeliver, and store all Products tendered by PBF at the Storage Facility in the Tanks and load Products on behalf of PBF at the Terminal, up to the effective Operating Capacity of each Tank, the loading capacity of the Terminal and the overall capacity of the Storage Facility as a whole. PBF (on its own behalf and on behalf of its subsidiaries and any PBF Designee) shall throughput or, if it does not throughput, pay for in accordance with Section 5(d), in the aggregate, at least the Minimum Throughput Commitment at the Terminal and the Operator shall make available to PBF throughput capacity at the Terminal (and provide any services as reasonably requested by PBF in

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connection therewith subject to the terms hereof), at all times sufficient to allow PBF to throughput the Minimum Throughput Commitment at the Terminal.
(b)    Ancillary Services. Additionally, Operator shall provide the ancillary services necessary to receive, store, and redeliver Products to, in and from Tanks and load Products on behalf of PBF at the Terminal, including, but not limited to, injecting additives in Products at the Storage Facility, receiving Products from pipelines and trucks, receiving Products from the Refinery and other receipt and distribution points, including transportation between Tanks for blending and other purposes, providing Product samples to PBF, and gauging the Tanks at the end of each Month and more frequently when necessary. Operator’s services also shall include receipt, handling, throughput, custody and delivery of PBF’s (and its Affiliates) Product at the Terminal.
(c)    Dedicated Storage. Subject to the terms of this Agreement, the Tanks identified on Schedule A attached hereto shall be dedicated and used exclusively for the storage of PBF’s Products or the Products of PBF Designees. To the extent PBF does not require all or a portion of the Operating Capacity of a dedicated Tank in a Month, Operator may provide storage services for third parties at the Storage Facility using such Tank during such Month, and such volumes shall be applied as a credit to reduce the Shell Capacity of the applicable Tank for purposes of determining the Storage Services Fee for such Tank in such Month. Unless Operator provides such storage services for third parties, PBF shall remain responsible for the full amount of the Storage Services Fees for all Tanks except as otherwise set forth herein.
(d)    Tank Heels. For Tanks dedicated to and used exclusively for the storage and throughput of PBF’s Product, PBF shall be responsible for maintaining all Tank Heels required for operation of the Tanks. Tank Heels cannot be withdrawn from any Tank without prior approval of Operator. PBF shall pay the fees specified in the applicable Storage Facility Service Order to reserve, on a firm basis, the existing aggregate Shell Capacity of the Tanks in the Storage Facility.
(e)    Excess Throughput.     PBF shall have the right to throughput volumes in excess of its Minimum Throughput Commitment (“Excess Throughput”), up to the then-available capacity of the Terminal, as reasonably determined by the Operator in good faith at any time (after giving effect to the physical and operational constraints of the Terminal and the capacity contractually committed to third parties). In accordance with Section 5(a), PBF shall pay the Operator the applicable fees for any Excess Throughput.
3.    COMMENCEMENT DATE
The “Commencement Date” of services by Operator hereunder will be December 12, 2014.

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4.    TERM
(a)    Initial Term and Extension Terms. The initial term of this Agreement shall commence on the Commencement Date and shall continue through December 12, 2024 (the “Initial Term”). PBF may, at its option, extend the Initial Term for up to two (2) renewal terms of five (5) years each (each, an “Extension Period”) by providing written notice of its intent to Operator no less than three hundred sixty-five (365) calendar days prior to the end of the Initial Term or the then-current Extension Period. The Initial Term, and any extensions of this Agreement as provided above, shall be referred to herein as the “Term.”
(b)    Termination. The Parties may terminate this Agreement prior to the end of the Term (i) as they may mutually agree in writing or (ii) under Section 21 or Section 22.
5.    SERVICES FEES
(a)    Services Fees.     Subject to the provisions set forth in Section 22(a), PBF shall pay Operator the following fees each Month for the services provided and performed by Operator hereunder:
(i)    a Monthly fee of $0.50 per Barrel of Shell Capacity dedicated to PBF under this Agreement in such Month (the “Storage Services Fee”); and
(ii)    a fee of $2.52 for each Barrel of Product loaded at the Terminal at the Storage Facility in such Month up to and in excess of the Minimum Throughput Commitment (the “Terminal Loading Fee”).
The Storage Services Fee and the Terminal Loading Fee are referred to herein as the “Services Fees.”
(b)    Adjustment to Storage Services Fees. The Parties shall from time to time negotiate an appropriate adjustment to the Storage Services Fee if the following conditions are met for a period of thirty (30) consecutive days: (i) PBF requires the full Operating Capacity of the Tanks, (ii) the full Operating Capacity of the Tanks is not available to PBF due to a failure, breakage, or accident to any of Operator’s equipment or facilities that is caused by Operator, and (iii) Operator is unable to otherwise accommodate the actual volumes of Products required to be stored by PBF under this Agreement for reasons within the reasonable control of Operator. Unless otherwise agreed, such adjustment shall be made in proportion to the reduction in Operating Capacity for any time period compared with the Operating Capacity then in effect for the affected Tank or Tanks pursuant to the mutually agreed Storage Facility Service Orders. For example, if the Storage Services Fee applicable to the Shell Capacity of the affected Tank is $0.50 per Barrel per Month x 345,000 Barrels = $172,500, and if the Operating Capacity in the then-applicable Storage Facility Service Order is 301,000 Barrels, and if the Operating Capacity falls 10% to 270,900, then the Storage Services Fee for the affected Tank during the period in which the full Operating Capacity of such Tank is not available to PBF for any reason (other than any reason resulting from or relating to actions or inactions by PBF) would be reduced by 10% to $155,250. The Parties recognize that the existing Operating Capacity of certain Tanks is less than the Shell Capacity of such Tanks, but the Parties acknowledge and agree that the Storage Services Fee shall be set in terms of a dollar-per-Barrel per Month rate based on Shell Capacity in the applicable Storage Facility Service Order.
(c)    Rate and Fee. The Storage Services Fee shall be calculated for the then-existing aggregate Shell Capacity of all of the Tanks in the Storage Facility. The Storage Services Fee owed during the Month in which the Commencement Date occurs, if less than a full calendar Month, shall be prorated in accordance with the ratio of (i) the number of days in such Month during which this Agreement is effective to (ii) the total number of days in such Month.
(d)    Shortfall Payments. If, during any Contract Quarter, PBF throughputs aggregate volumes less than the Minimum Throughput Commitment, for such Contract Quarter (a “Shortfall”), then (in addition to Terminaling Service Fee) PBF shall pay the Operator an amount (a “Shortfall Payment”) equal to the Terminaling Service Fee multiplied by the difference between (a) the Minimum Throughput Commitment and (b) the volume of Products actually delivered to the Terminal by PBF during the applicable Contract Quarter. The Parties acknowledge and agree that there shall be no carry-over of deficiency volumes with respect to the Minimum Throughput Commitment and the payment by PBF of the Shortfall Payment shall relieve PBF of any obligation to meet such Minimum Throughput Commitment for the relevant Contract Quarter.
6.    STORAGE FACILITY SERVICE ORDERS
(a)    Description. PBF and Operator have entered into the Storage Facility Service Orders attached as Exhibit 1 as of the Effective Date and may enter into additional storage facility service orders substantially in the form attached hereto as Exhibit 2 (each, a “Storage Facility Service Order”). Upon the request of PBF under this Agreement or as deemed necessary or appropriate by Operator in connection with the services to be delivered pursuant hereto, Operator shall generate a Storage Facility Service Order to set forth the specific terms and conditions for providing the applicable services described therein and the applicable fees to be charged for such services. No Storage Facility Service Order shall be effective until fully executed by both PBF and Operator.
(b)    Included Items. Items available for inclusion on a Storage Facility Service Order include, but are not limited to, the following:
(i)    the Operating Capacity and Shell Capacity of each Tank;
(ii)    the Product loading services to be provided at the Terminal;
(iii)    the Services Fees pursuant to Section 5;
(iv)    any reimbursement pursuant to Section 8(a);
(v)    any Surcharge pursuant to Section 8(b);
(vi)    any modification, cleaning, or conversion of a Tank as requested by PBF pursuant to Section 9(a);
(vii)    any reimbursement related to newly imposed taxes and regulations pursuant to Section 10; and
(viii)    any other services that may be agreed upon by the Parties.
(c)    Fee Increases. The Services Fees set forth in this Agreement and any other fees set forth in any Storage Facility Service Order shall be increased on January 1 of each Contract Year, commencing on January 1, 2016, (i) by an amount equal to the increase or decrease, if any, in the Producer Price Index during the previous Contract Year and (ii) by an amount equal to the increase, if any, in the individual out-of-pocket costs that increase greater than the Producer Price Index reasonably incurred by the Operator in connection with providing the services hereunder; provided, however, that no fee shall be decreased below the initial fee for such service provided in this Agreement; provided, further, that the Operator shall use commercially reasonable efforts to mitigate any such rise in out-of-pocket costs incurred by the Operator in connection with providing the services hereunder. In the event of an Index Change, PBF and the Operator shall negotiate in good faith to agree on a new index that gives comparable protection against inflation that the Producer Price Index gave as of the date hereof, and, for all periods following the date of such Index Change, such new index shall replace the Producer Price Index for all purposes herein.
(d)    Conflicts. In case of any conflict between the terms of this Agreement and the terms of any Storage Facility Service Order, the terms of the applicable Storage Facility Service Order shall govern.
7.    CAPABILITIES OF FACILITIES
(a)    Maintenance and Repair. Subject to Force Majeure and interruptions for routine repair and maintenance, consistent with customary terminal industry standards, Operator shall maintain the Storage Facility, each Tank, the Pipelines and the Terminal in a condition and with a capacity sufficient to store and handle a volume of PBF’s Products at least equal to the current Operating Capacity for the Storage Facility as a whole. Operator’s obligations may be temporarily suspended during the occurrence of, and for the entire duration of, a Force Majeure or other interruption of service, to the extent such Force Majeure or other interruption of service impairs Operator’s ability to perform such obligations. If, for any reason, including a Force Majeure event, the condition of any Tanks or associated Pipelines or the Terminal are below the level necessary for Operator to store and handle a volume of PBF’s Products at least equal to the current Operating Capacity, then within a reasonable period of time thereafter, Operator shall make repairs to restore the capacity of the Storage Facility, such Tank or associated Pipelines or the Terminal to ensure service at the current Operating Capacity (“Restoration”). Except as provided below in Section 7(b), all of such Restoration work shall be at Operator’s cost and expense, unless the damage creating the need for such repairs was caused by the negligence or willful misconduct of PBF’s employees, agents or customers.
(b)    Tank Capacity Resolution. Subject to Section 22, if Operator fails to maintain the Storage Facility or any Pipeline or Tank in a condition and with a capacity sufficient to store and handle a volume of PBF’s Products equal to its current Operating Capacity, then either Party shall have the right to call a meeting between executives of both Parties by providing at least two (2) Business Days’ advance written notice. Any such meeting shall be held at a mutually agreeable location and will be attended by executives of both Parties each having sufficient authority to commit his or her respective Party to a Capacity Resolution (as defined below). At the meeting, the Parties will negotiate in good faith with the objective of reaching a joint resolution for the Restoration of capacity of the Storage Facility or the Tank and/or its associated Pipelines which will, among other things, specify steps to be taken by Operator to fully accomplish Restoration and the deadlines by which the Restoration must be completed (the “Capacity Resolution”). Without limiting the generality of the foregoing, the Capacity Resolution shall set forth an agreed upon time schedule for the Restoration activities. Such time schedule shall be reasonable under the circumstances, consistent with customary terminal industry standards and shall take into consideration Operator’s economic considerations relating to costs of the repairs and PBF’s requirements concerning its refining and marketing operations. Operator shall use commercially reasonable efforts to continue to provide storage of PBF’s Products at the Storage Facility, to the extent the Storage Facility has the capability of doing so, during the period before Restoration is completed. If PBF’s economic considerations justify incurring additional costs to restore the Storage Facility or the Tank and/or associated Pipelines in a more expedited manner than the time schedule determined in accordance with the preceding sentences, then PBF may require Operator to expedite the Restoration to the extent reasonably possible, subject to PBF’s payment upon the occurrence of mutually agreed upon milestones in the Restoration process. If the Operating Capacity of a Tank is reduced, and the Parties agree that the Restoration of such Tank to its full Operating Capacity is not justified under the standards set forth in the preceding sentences, then the Parties shall negotiate an appropriate adjustment to the Storage Services Fee to account for the reduced Operating Capacity available for PBF’s use. If the Parties agree to an expedited Restoration plan in which PBF agrees to pay the Restoration costs based on milestone payments or if the Parties agree to a reduced Storage Services

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Fee, then neither Party shall have the right to terminate this Agreement or any applicable Storage Facility Service Order pursuant to Section 23 below, so long as any such Restoration is completed with due diligence.
(c)    PBF’s Right To Cure. If Operator either (i) refuses or fails to meet with PBF within the period set forth in Section 7(b), (ii) fails to agree to perform a Capacity Resolution in accordance with the standards set forth in Section 7(b), or (iii) fails to perform its obligations in compliance with the terms of a Capacity Resolution, then PBF may, as its sole remedy for any breach by Operator of any of its obligations under Section 7(b), require Operator to complete a Restoration of the Storage Facility or the affected Pipeline or Tank, and the Storage Services Fee shall be reduced, as described in Section 7(b) above, to account for the reduced Operating Capacity available for PBF’s use until such Restoration is completed. Any such Restoration required under this Section 7(c) shall be completed by Operator at PBF’s cost. Operator shall use commercially reasonable efforts to continue to provide storage and throughput of PBF’s Products at the Storage Facility and the affected Tank or Pipeline while such Restoration is being completed. Any work performed by Operator pursuant to this Section 7(c) shall be performed and completed in a good and workmanlike manner consistent with applicable pipeline and terminal industry standards and in accordance with Applicable Law. Additionally, PBF may exercise any remedies available to it under this Agreement or any Storage Facility Service Order (other than termination), including the right to immediately seek temporary and permanent injunctive relief for specific performance by Operator of the applicable provisions of this Agreement or any Storage Facility Service Order, including, without limitation, the obligation to make Restorations as described herein.
8.    REIMBURSEMENT; SURCHARGES
(a)    Reimbursement. In addition to paying the Services Fees, PBF shall reimburse Operator for all of the following: (i) the actual cost of any expenditures that Operator agrees to make upon PBF’s request, (ii) hazardous and non-hazardous waste disposal expenses arising in connection with the services to be performed pursuant hereto, and (iii) any cleaning, degassing, or other preparation of the Tanks.
(b)    Surcharges.
(i)    If, during the Term, any Applicable Laws or applicable Prudent Industry Practices are changed or enacted that require Operator to make substantial and unanticipated expenditures (whether capitalized or otherwise) with respect to the Storage Facility or with respect to the services provided hereunder, Operator may, subject to the terms of this Section 8(b), impose a surcharge (a “Surcharge”) to cover PBF’s pro rata share of the cost of complying with these Applicable Laws or Prudent Industry Practices, based upon the percentage of PBF’s use of the services or facilities, as compared to use by third parties, impacted by such Applicable Laws or Prudent Industry Practices.
(ii)    Operator shall notify PBF of such changes resulting in a proposed Surcharge to be imposed pursuant to Section 8(b)(i). Operator and PBF then shall negotiate in good faith for up to thirty (30) days to mutually determine the effect of the change in any Applicable Laws or Prudent Industry Practices, the cost thereof, and how such cost shall be paid, with the understanding that Operator and PBF shall use their reasonable commercial efforts to mitigate the impact of, and comply with, these Applicable Laws and Prudent Industry Practices. Without limiting the foregoing, if expenditures requiring a Surcharge may be avoided or reduced through changes in operations, then the Parties shall negotiate in good faith to set forth the appropriate changes to Operating Capacities or other performance standards set forth in a Storage Facility Service Order to evidence the reduction of the amount of a Surcharge while leaving the Parties in the same relative economic position they held before the Applicable Laws or Prudent Industry Practices were changed or enacted.
(iii)    Operator shall invoice PBF for Surcharges as the costs are incurred by Operator.
9.    TANK MODIFICATION AND CLEANING; REMOVAL OF PRODUCT
(a)    Tank Modifications. Each of the Tanks shall be used for its historical service, but PBF may request that a Tank be changed for storage of a different grade or type of Product. In such an instance, Operator shall agree in good faith to a change in such service, if the same can be accomplished in accordance with reasonable commercial standards, accepted industry and engineering guidelines, permit requirements, and Applicable Laws. If any such modifications, improvements, vapor recovery, cleaning, degassing, or other preparation of the Tanks is performed by Operator at the request of PBF, then PBF shall bear all direct costs attributable thereto, including, without limitation, the cost of removal, processing, transportation, and disposal of all waste and the cost of any taxes or mutually agreed charges Operator may be required to pay in regard to such waste (subject to subparagraph (c) below), which costs shall be set forth on the applicable Storage Facility Service Order. Operator may require PBF to pay all such amounts prior to commencement of any remodeling work on the Tanks, or by mutual agreement, the Parties may agree upon an increase in the Storage Services Fee to reimburse Operator for its costs of such modifications, plus a reasonable return on capital.
(b)    Responsibility for Fees. If Operator takes any of the Tanks out of service for regulatory requirements, repair, or maintenance, then PBF shall be solely responsible for any alternative storage or Product movements as required and all third-party fees associated with such movements that are not within the Storage Facility. Unless any Tank is removed specifically at PBF’s request, then PBF shall not be responsible to Operator for any Storage Services Fees for any Tanks taken out of service during the period that such Tank is out of service.
(c)    Removal of Product. Materials stored in or removed from the Storage Facility shall at all times remain owned by PBF or PBF’s Designee, which shall always remain responsible for, at its sole cost, receiving custody of all of its materials to be removed from the Storage Facility, making appropriate arrangements to receive custody at the Storage Facility in a manner acceptable to Operator, and disposal of such material after custody is returned to PBF or PBF’s Designee. PBF shall be responsible for any fees and costs associated with the disposal of hazardous and non-hazardous waste (unless caused by Operator’s gross negligence or willful misconduct). Operator shall have no obligations regarding disposition of such materials, other than to return custody to PBF at the Storage Facility. PBF or PBF’s Designee shall be responsible, at its own expense, for any insurance for Products at the Storage Facility.

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10.    NEWLY IMPOSED TAXES AND REGULATIONS
PBF shall promptly reimburse Operator for any newly imposed taxes, levies, royalties, assessments, licenses, fees, charges, surcharges, and sums due of any nature whatsoever (other than income taxes, gross receipt taxes and similar taxes) by any Governmental Authority that Operator incurs on PBF’s behalf for the services provided by Operator under this Agreement or any applicable Storage Facility Service Order. If Operator is required to pay any of the foregoing, PBF shall promptly reimburse Operator in accordance with the payment terms set forth in this Agreement. Any such newly imposed taxes, levies, royalties, assessments, licenses, fees, charges, surcharges, and sums shall be specified in an applicable Storage Facility Service Order.
11.    PAYMENTS
The Operator shall invoice PBF monthly (or, in the case of any Shortfall Payments, quarterly) for all fees and payments under this Agreement. PBF will make payments to the Operator on a monthly (or, in the case of any Shortfall Payments, quarterly) basis during the Term with respect to amounts due to the Operator under this Agreement in the prior month (or, in the case of any Shortfall Payments, Contract Quarter) ten (10) days after its receipt of such invoice. Any past due payments owed to the Operator hereunder shall accrue interest, payable on demand, at the Prime Rate plus 400 basis points from the due date of the payment through the actual date of payment. Payment of any fee or Shortfall Payment pursuant to this Section 11 shall be made by wire transfer of immediately available funds to an account designated in writing by the Operator. If any such fee shall be due and payable on a day that is not a Business Day, such payment shall be due and payable on the next succeeding Business Day.
12.    SCHEDULING
All scheduling of deliveries and receipts of Product hereunder shall be made in accordance with the Operating Procedures. PBF shall identify to Operator, prior to the delivery of any Product to the Storage Facility, the specific Tanks to be used for receiving and storing such Product.
13.    MEASUREMENT
The measurement control practices set forth in Schedule C shall govern the services provided hereunder. Operator reserves the right to implement additional procedures in the event that third parties utilize the Storage Facility.
14.    CUSTODY TRANSFER AND TITLE
Operator shall be deemed to have custody of the Product after it enters Operator’s fixed receiving flange and until the Product leaves the fixed delivery flange on the receiving manifold at the Storage Facility. Upon re-delivery of any Product to PBF’s account, PBF shall become solely responsible for any loss, damage or injury to Person or property or the environment, arising out of transportation, possession or use of such Product after transfer of custody. Title to all PBF’s or PBF Designee’s Products received in the Storage Facility shall remain with PBF or PBF Designee at all times. Both Parties acknowledge that this Agreement and any Storage Facility Service Order represent a bailment of Products by PBF or PBF Designee to Operator and not a consignment of Products, it being understood that Operator has no authority hereunder to sell or seek purchasers for the Products of PBF or PBF Designee. PBF or PBF Designee hereby warrants that it shall have good title to and the right to deliver, store and receive Products pursuant to the terms of this Agreement or any applicable Storage Facility Service Order. PBF acknowledges that, notwithstanding anything to the contrary contained in this Agreement or in any Storage Facility Service Order, PBF or PBF Designee acquires no right, title or interest in or to any of the Storage Facility, except the right to receive, deliver and store the Products in the Tanks. Operator shall retain control of the Storage Facility.
15.    OPERATING PROCEDURES; SERVICE INTERRUPTIONS
(a)    Operating Procedures for PBF. PBF hereby agrees to strictly abide by any and all procedures (the “Operating Procedures”) relating to the operation and use of the Storage Facility (including the Tanks and Terminal) and the Pipelines that generally apply to receipt, delivery, storage, and movement of Products at the Storage Facility. Operator shall provide PBF with a current copy of its Operating Procedures and shall provide PBF with thirty (30) days’ prior written notice of any changes to the Operating Procedures that affect PBF’s use of the Storage Facility, unless a shorter implementation of such revised Operating Procedures is required by Applicable Law.
(b)    Operating Procedures for Operator. Operator shall carry out the handling of the Products at the Storage Facility, the Tanks, the Pipelines, and the Terminal in accordance with the Operating Procedures.
(c)    Service Interruptions. Operator shall use reasonable commercial efforts to minimize the interruption of service at each Tank, any of the associated Pipelines, or the Terminal. Operator shall promptly inform PBF’s operational personnel of any anticipated partial or complete interruption of service at any Tank, associated Pipelines or the Terminal, including relevant information about the nature, extent, cause and expected duration of the interruption and the actions Operator is taking to resume full operations, provided that Operator shall not have any liability for any failure to notify, or delay in notifying, PBF of any such matters except to the extent PBF has been materially prejudiced or damaged by such failure or delay.
16.    LIENS
Operator hereby waives, relinquishes and releases any and all liens, including without limitation, any and all warehouseman’s liens, custodian’s liens, rights of retention and/or similar rights under all applicable laws, which Operator would or might otherwise have under or with respect to all Products stored or handled hereunder. Operator further agrees to furnish documents reasonably acceptable to PBF and its lender(s) (if applicable), and to cooperate with PBF in assuring and demonstrating that Product titled in PBF’s or PBF Designee’s name shall not be subject to any lien on the Storage Facility or Operator’s Product stored there.
17.    PREFERENTIAL STORAGE RIGHTS
(a)    Subsequent Lease Agreements. If Operator elects to lease all or a portion of the Storage Facility to a third-party, then Operator shall first provide PBF with at least thirty (30) days advance notice (the “ROFO Notice”) of such lease proposed to be entered into by Operator. The ROFO Notice shall include the material terms, conditions, and details as would be reasonably relevant for PBF to consider in developing a responsive offer (the “ROFO Response”) proposing alternate terms for Operator to provide services to PBF at the Storage Facility. PBF shall deliver the ROFO Response within thirty (30) days of its receipt of the ROFO Notice, and Operator shall not make any binding commitments for a lease of the Storage Facility to a third-party during such thirty (30) day period, unless PBF notifies Operator that it does not desire to make a ROFO Response. If PBF delivers a ROFO Response proposing for Operator to provide services to PBF at the Storage Facility, then the Parties shall have a period of thirty (30) days from the date of the ROFO Response to negotiate mutually acceptable terms for PBF to provide such services at the Storage Facility. Any such terms should provide Operator with equal or greater economic benefit than it would receive from a lease of the Storage Facility to a third-party as outlined in the ROFO Notice. Operator shall be under no obligation to expend capital, make any improvements or otherwise alter or change the use of the Storage Facility, unless it elects to do.
(b)    New Storage Facility Service Order. If the Parties are able to reach agreement on terms for Operator to provide services to PBF at the Storage Facility under Section (a), then such terms shall be set forth in a Storage Facility Service Order, and such services shall be provided pursuant to this Agreement and the applicable Storage Facility Service Order. If the Parties are

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unable to reach agreement on such terms within such thirty (30) day negotiating period, then Operator shall be entitled to execute a lease of the Storage Facility with a third-party, consistent with the terms set forth in the ROFO Notice, provided that no such lease shall be for a term in excess of one (1) year, and if such lease provides a right for further extensions or renewals, then PBF shall have a prior right to enter into a Storage Facility Service Order with Operator for alternate use of the Storage Facility on the terms outlined above prior to any such extension or renewal term becoming effective, and any provision in any such lease for an extension or renewal of the initial term shall be conditioned upon and subject to PBF’s rights to make an alternative proposal on the terms set forth in this Section 17(b), the same as if such extension or renewal were a lease.
18.    COMPLIANCE WITH LAW AND GOVERNMENT REGULATIONS
(a)    Compliance With Law. None of the Products covered by this Agreement or any Storage Facility Service Order shall be derived from any Product which was produced or withdrawn from storage in violation of any Applicable Law.
(b)    Licenses and Permits. Operator shall maintain all necessary licenses and permits for the storage of Products at the Storage Facility.
(c)    Applicable Law. The Parties are entering into this Agreement and any Storage Facility Service Order in reliance upon and shall fully comply with all Applicable Law which directly or indirectly affects the Products hereunder, or any receipt, throughput delivery, transportation, handling, storage or redelivery of Products hereunder or the ownership, operation or condition of the Storage Facility. Each Party shall be responsible for compliance with all Applicable Laws associated with such Party’s respective performance hereunder and the operation of such Party’s facilities. In the event any action or obligation imposed upon a Party under this Agreement and any Storage Facility Service Order shall at any time be in conflict with any requirement of Applicable Law, then this Agreement and any Storage Facility Service Order shall immediately be modified to conform the action or obligation so adversely affected to the requirements of the Applicable Law, and all other provisions of this Agreement and any Storage Facility Service Order shall remain effective.
(d)    New Or Changed Applicable Law. If, during the Term, any new Applicable Law becomes effective or any existing Applicable Law or its interpretation is materially changed, which change is not addressed by another provision of this Agreement or any Storage Facility Service Order and which has a material adverse economic impact upon a Party, then either Party, acting in good faith, shall have the option to request renegotiation of the relevant provisions of this Agreement or any Storage Facility Service Order with respect to future performance. The Parties shall then meet and negotiate in good faith amendments to this Agreement or to an applicable Storage Facility Service Order that will conform to the new Applicable Law while preserving the Parties’ economic, operational, commercial and competitive arrangements in accordance with the understandings set forth herein.
19.    LIMITATION ON LIABILITY
Notwithstanding anything to the contrary contained herein, except to the extent set forth herein, neither Party shall be liable or responsible to the other Party or such other Party’s affiliated Persons for any consequential, incidental, special, or punitive damages, or for loss of profits or revenues (collectively referred to as “Special Damages”) incurred by such Party or its affiliated Persons that arise out of or relate to this Agreement or any Storage Facility Service Order,

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REGARDLESS OF WHETHER ANY SUCH CLAIM ARISES UNDER OR RESULTS FROM BREACH OF CONTRACT, TORT, OR STRICT LIABILITY OF THE PARTY WHOSE LIABILITY IS BEING WAIVED HEREBY; provided that the foregoing limitation is not intended and shall not affect Special Damages imposed in connection with any third-party claim or imposed in favor of unaffiliated Persons that are not Parties to this Agreement; provided, further, that to the extent a Party hereunder receives insurance proceeds with respect to Special Damages that would be waived hereunder if not for this Section 19, such Party shall be liable for such Special Damages up to the amount of such insurance proceeds (net any deductible and premiums paid with respect thereto).
20.    INDEMNIFICATION
(a)    Operator Indemnities. The Operator shall defend, indemnify and hold harmless PBF, any PBF Designee, their respective Affiliates, and their respective directors, officers, employees, representatives, agents, contractors, successors and permitted assigns (collectively, the “PBF Indemnitees”) from and against any Liabilities directly or indirectly arising out of (a) any breach by the Operator of any covenant or agreement contained herein or made in connection herewith or any representation or warranty of the Operator made herein or in connection herewith proving to be false or misleading, (b) any failure by the Operator, its Affiliates or any of their respective employees, representatives, agents or contractors to comply with or observe any Applicable Law, (c) the offsite disposal of any hazardous or non-hazardous waste generated from the Storage Facility unless related to a third party’s use of the Storage Facility, or (d) injury, disease, or death of any Person or damage to or loss of any property, fine or penalty, any of which is caused by the Operator, its Affiliates or any of their respective employees, representatives, agents or contractors in the exercise of any of the rights granted hereunder or the handling or transportation of any Products hereunder, except to the extent of PBF’s obligations under Section 20(b) below, and except to the extent that such injury, disease, death, or damage to or loss of property, fine or penalty was caused by the negligence or willful misconduct on the part of the PBF Indemnitees, their Affiliates or any of their respective employees, representatives, agents or contractors. Notwithstanding the foregoing, the Operator’s liability to the PBF Indemnitees pursuant to this Section 20 shall be net of any insurance proceeds actually received by the PBF Indemnitees or any of their respective Affiliates from any third party with respect to or on account of the damage or injury which is the subject of the indemnification claim. PBF agrees that it shall, and shall cause the other PBF Indemnitees to, (i) use all commercially reasonable efforts to pursue the collection of all insurance proceeds to which any of the PBF Indemnitees are entitled with respect to or on account of any such damage or injury, (ii) notify the Operator of all potential claims against any third party for any such insurance proceeds, and (iii) keep the Operator fully informed of the efforts of the PBF Indemnitees in pursuing collection of such insurance proceeds.
(b)    PBF Indemnities. PBF shall defend, indemnify and hold harmless the Operator, its Affiliates, and their respective directors, officers, employees, representatives, agents, contractors, successors and permitted assigns (collectively, the “Operator Indemnitees”) from and against any Liabilities directly or indirectly arising out of (a) any breach by PBF of any covenant or agreement contained herein or made in connection herewith or any representation or warranty of PBF made herein or in connection herewith proving to be false or misleading, (b) any personal injury incurred by any representative of PBF or the PBF Designee (including any Supplier Inspector or PBF Inspector) while on the Operator’s property, (c) any failure by PBF, the PBF Designee, their respective Affiliates or any of their respective employees, representatives (including any Supplier Inspector or PBF Inspector), agents or contractors to comply with or observe any Applicable Law, or (d) injury, disease, or death of any Person or damage to or loss of any property, fine or penalty, any of which is caused by PBF, the PBF Designee, their respective Affiliates or any of their respective employees, representatives (including any Supplier Inspector or PBF Inspector), agents or contractors in the exercise of any of the rights granted hereunder or the refining or storage of any Products hereunder, except to the extent of the Operator’s obligations under Section 20(a) above, and except to the extent that such injury, disease, death, or damage to or loss of property, fine or penalty was caused by the gross or sole negligence or willful misconduct on the part of the Operator Indemnitees, their Affiliates or any of their respective employees, representatives, agents or contractors. Notwithstanding the foregoing, PBF’s liability to the Operator Indemnitees pursuant to this Section 20(b) shall be net of any insurance proceeds actually received by the Operator Indemnitees or any of their respective Affiliates from any third party with respect to or on account of the damage or injury which is the subject of the indemnification claim. The Operator agrees that it shall, and shall cause the other Operator Indemnitees to, (i) use all commercially reasonable efforts to pursue the collection of all insurance proceeds to which any of the Operator Indemnitees are entitled with respect to or on account of any such damage or injury, (ii) notify PBF of all potential claims against any third party for any such insurance proceeds, and (iii) keep PBF fully informed of the efforts of the Operator Indemnitees in pursuing collection of such insurance proceeds.
21.    TERMINATION; RIGHT TO ENTER INTO A NEW AGREEMENT
(a)    Termination for Default. A Party shall be in default under this Agreement or any Storage Facility Service Order if:
(i)    the Party breaches any provision of this Agreement or a Storage Facility Service Order, which breach has a material adverse effect on the other Party (with such material adverse effect being determined based on this Agreement and all Storage Facility Service Orders considered as a whole), and such breach is not excused by Force Majeure or cured within fifteen (15) Business Days after notice thereof (which notice shall describe such breach in reasonable detail) is received by such Party (unless such failure is not commercially reasonably capable of being cured in such fifteen (15) Business Day Period in which case such Party shall have commenced remedial action to cure such breach and shall continue to diligently and timely pursue the completion of such remedial action after such notice); or
(ii)    the Party (A) files a petition or otherwise commences, authorizes or acquiesces in the commencement of a proceeding or cause of action under any bankruptcy, insolvency, reorganization or similar Applicable Law, or has any such petition filed or commenced against it, (B) makes an assignment or any general arrangement for the benefit of creditors, (C) otherwise becomes bankrupt or insolvent (however evidenced) or (D) has a liquidator, administrator, receiver, trustee, conservator or similar official appointed with respect to it or any substantial portion of its property or assets.
If either Party is in default as described above, then (i) if PBF is in default, Operator may or (ii) if Operator is in default, PBF may: (1) terminate this Agreement and all applicable Storage Facility Service Orders upon notice to the defaulting Party; (2) withhold any payments due to the defaulting Party under this Agreement and the Storage Facility Service Orders; and/or (3) pursue any other remedy at law or in equity.
(b)    Other Breaches. If a Party breaches any provision of this Agreement or a Storage Facility Services Order, which breach does not have a material adverse effect on the other Party, the breaching Party shall still have the obligation to cure such breach.
(c)    Obligations at Termination. Unless otherwise mutually agreed by the Parties, within thirty (30) days of the termination or expiration of this Agreement, (i) PBF shall promptly remove all of its removable Products from the Storage Facility and (ii) Operator shall remove the remaining Tank Heels and tank bottoms and deliver them to PBF or PBF’s designee. If Product is not removed within such thirty (30) day period, then PBF shall be assessed a holdover storage fee, calculated on the same basis as the Storage Services Fee, to all Products held in storage more than thirty (30) days beyond the termination or expiration of this Agreement until such time PBF’s entire Product is removed from the Tanks and the Storage Facility. PBF shall not be assessed any storage fees associated with the removal of Product to the extent that PBF’s ability to remove such Product is delayed or hindered by Operator, its agents, or contractors for any reason.
22.    FORCE MAJEURE
(a)    Force Majeure. In the event that a Party (the “Force Majeure Party”) is rendered unable, wholly or in part, by a Force Majeure event to perform its obligations under this Agreement, then such Party shall within a reasonable time after the occurrence of such event of Force Majeure deliver to the other Party written notice (a “Force Majeure Notice”) including full particulars of the Force Majeure event, and the obligations of the Parties, to the extent they are affected by the Force Majeure event, shall be suspended for the duration of any inability so caused; provided, however, that prior to the second (2nd) anniversary of the Commencement Date, PBF shall be required to continue to make payments for the Services Fees in an amount equivalent to that being paid prior to the Force Majeure Event. The Force Majeure Party shall identify in such Force Majeure Notice the approximate length of time that it believes in good faith such Force Majeure event shall continue (the “Force Majeure Period”). PBF shall be required to pay any amounts accrued and due under this Agreement at the time of the start of the Force Majeure event. The cause of the Force Majeure event shall so far as possible be remedied with all reasonable efforts, except that no Party shall be compelled to resolve any strikes, lockouts or other industrial or labor disputes other than as it shall determine to be in its best interests. Prior to the second (2nd) anniversary of the Commencement Date, any suspension of the obligations of the Parties under this Section 22(a) as a result of a Force Majeure event that adversely affects the Operator’s ability to perform the services it is required to perform under this Agreement shall extend the Term for the same period of time as such Force Majeure event continues (up to a maximum of one year) unless this Agreement is terminated under Section 22(b).
(b)    Termination Notice. If the Force Majeure Party advises in any Force Majeure Notice that it reasonably believes in good faith that the Force Majeure Period shall continue for more than twelve (12) consecutive months beyond the second (2nd) anniversary of the Commencement Date, then at any time after the delivery of such Force Majeure Notice, either Party may deliver to the other Party a notice of termination (a “Termination Notice”), which Termination Notice shall become effective not earlier than twelve (12) months after the later to occur of (a) delivery of the Termination Notice and (b) the second (2nd) anniversary of the Commencement Date; provided, however, that such Termination Notice shall be deemed cancelled and of no effect if the Force Majeure Period ends before the Termination Notice becomes effective, and, upon the cancellation of any Termination Notice, the Parties’ respective obligations hereunder shall resume as soon as reasonably practicable thereafter, and the Term shall be extended by the same period of time as is required for the Parties to resume such obligations. After the second (2nd) anniversary of the Commencement Date and following delivery of a Termination Notice, the Operator may terminate this Agreement, to the extent affected by the Force Majeure event, upon sixty (60) days prior written notice to PBF in order to enter into an agreement to provide any third party the services provided to PBF under this Agreement.
23.    SUSPENSION OF REFINERY OPERATIONS
This Agreement shall continue in full force and effect regardless of whether PBF decides to permanently or temporarily suspend refining operations at the Refinery. PBF is not permitted to suspend or reduce its obligations under this Agreement or any Storage Facility Service Order in connection with a shutdown of the Refinery for scheduled turnarounds or other regular servicing or maintenance. If refining operations at the Refinery are suspended for any reason (including Refinery turnarounds and other scheduled maintenance), then PBF shall remain liable for Services Fees under this Agreement or any Storage Facility Service Order for the duration of the suspension. PBF shall provide at least thirty (30) days’ prior written notice of any suspension of operations at the Refinery due to a planned turnaround or scheduled maintenance.
24.    ASSIGNMENT; CHANGE OF CONTROL
(a)    Assignment by PBF. Except as set forth in Section 24(a), PBF shall not assign its rights or obligations hereunder without the Operator’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that (a) PBF may assign this Agreement without the Operator’s consent in connection with a sale by PBF of its inventory of Products, or all or substantially all of the Refinery, including by merger, equity sale, asset sale or otherwise, so long as the transferee: (i) agrees to assume all of PBF’s obligations under this Agreement; and (ii) is financially and operationally capable of fulfilling the terms of this Agreement, which determination shall be made by PBF in its reasonable judgment; and (b) PBF shall be permitted to make a collateral assignment of this Agreement solely to secure financing for itself or any of its Affiliates.
(b)    PBF Designee.
(i)    Without the Operator’s consent, PBF shall be permitted to assign PBF’s rights to use, hold the Products in, and transport the Products through, the Terminal pursuant to this Agreement, to a PBF Designee.
(ii)    PBF shall act as the PBF Designee’s counterparty for all purposes of this Agreement, and the Operator shall be entitled to follow PBF’s instructions with respect to all of the PBF Designee’s Products that are transported or handled by the Operator pursuant to this Agreement unless and until the Operator is notified by the PBF Designee in writing that PBF is no longer authorized to act as the PBF Designee’s counterparty, in which case the Operator shall thereafter follow the instructions of the PBF Designee (or such other agent as the PBF Designee may appoint) with respect to all the PBF Designee’s Products that are transported or handled by the Operator pursuant to this Agreement. PBF shall be responsible for all the PBF Designee’s payments to the Operator hereunder; provided, however, that the Operator shall accept payment in connection with this Agreement directly from any PBF Designee and apply such payments against amounts owed by PBF hereunder.
(c)    Operator Assignment. The Operator shall not assign its rights or obligations under this Agreement without the prior written consent of PBF, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that (a) subject to Article VI of the Omnibus Agreement, the Operator may assign this Agreement without such consent in connection with a sale by the Operator of all or substantially all of the Terminal, including by merger, equity sale, asset sale or otherwise, so long as the transferee: (i) agrees to assume all of the Operator’s obligations under this Agreement; (ii) is financially and operationally capable of fulfilling the terms of this Agreement, which determination shall be made by the Operator in its reasonable judgment; and (iii) is not a competitor of PBF, as determined by PBF in good faith; and (b) the Operator shall be permitted to make a collateral assignment of this Agreement solely to secure financing for the Operator and its Affiliates.
(d)    Terms of Assignment. Any assignment that is not undertaken in accordance with the provisions set forth above shall be null and void ab initio. A Party making any assignment shall promptly notify the other Party of such assignment, regardless of whether consent is required. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

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(e)    Change of Control. The Parties’ obligations hereunder shall not terminate in connection with a Change of Control; provided, however, that in the case of a Change of Control, PBF shall have the option to extend the Term as provided in Section 4(a), without regard to the notice period provided in Section 4(a).
25.    ACCOUNTING PROVISIONS AND DOCUMENTATION; AUDIT
(a)    Storage Services Fee Documentation. Within ten (10) Business Days following the end of each Month, Operator shall furnish PBF with a statement showing, by Tank, a calculation of all of PBF’s Monthly Storage Services Fees. Operator shall furnish all appropriate documentation to support the calculation of all fees, and, to the extent reasonably available, to document movement of Products through the Storage Facility.
(b)    Inspection. At any reasonable times during normal business hours and upon reasonable prior notice, PBF, a PBF Designee, and the PBF Inspectors shall have the right to enter and exit the Operator’s premises in order to have access to the Storage Facility, to observe the operations of the Storage Facility and to conduct such inspections as PBF or the PBF Designee may wish to have performed in connection with this Agreement, including to enforce its rights and interests under this Agreement; provided, however, that (a) each of the PBF Inspectors shall follow routes and paths to be reasonably designated by the Operator or security personnel retained by the Operator, (b) each of the PBF Inspectors shall observe all security, fire and safety regulations while in, around or about the Storage Facility, (c) when accessing the facilities of the Operator, the PBF Inspectors shall at all times comply with Applicable Law and such safety directives and guidelines as may be furnished to PBF or the PBF Designee by the Operator by any means (including in writing, orally, electronically or through the posting of signs) from time to time, and (d) PBF or the PBF Designee shall be liable for any personal injury to its representatives or any damage caused by such PBF Inspectors in connection with such access to the Storage Facility. Without limiting the generality of the foregoing, the Operator shall regularly grant the PBF Inspectors such access from the last day of each month until the third (3rd) Business Day of the ensuing month. Notwithstanding any of the foregoing, if a default hereunder with respect to the Operator has occurred and is continuing, the PBF Inspectors shall have unlimited and unrestricted access to the Storage Facility, for so long as such default continues.
(c)    Access. PBF, the PBF Designee and their respective representatives, upon reasonable notice and during normal working hours, shall have access to the accounting records and other documents maintained by the Operator, or any of its contractors and agents, which relate to this Agreement, and shall have the right to audit such records at any reasonable time or times during the Term and for a period of up to two (2) years after termination of this Agreement. PBF or the PBF Designee shall have the right to conduct such audit no more than once per calendar quarter and each audit shall be limited in time to no more than the present and prior two (2) calendar years. Claims as to defects in quality shall be made by written notice within ninety (90) days after the delivery in question or shall be deemed to have been waived. The right to inspect or audit such records shall survive termination of this Agreement for a period of two (2) years following the end of the Term. The Operator shall preserve, and shall cause all contractors or agents to preserve, all of the aforesaid documents for a period of at least two (2) years from the end of the Term. Additionally, the Operator shall make available a copy of any meter calibration report, to be available for inspection upon reasonable request by PBF or the PBF Designee at the Terminal following any

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calibration. Notwithstanding any of the foregoing, if an event of default hereunder with respect to the Operator has occurred and is continuing, the PBF Inspectors shall have unlimited and unrestricted access to the accounting records and other documents maintained by the Operator with respect to the Terminal, for so long as such default continues.
26.    INSURANCE
(a)    Coverage. At all times during the Term and for a period of two (2) years after termination of this Agreement for any coverage maintained on a “claims-made” or “occurrence” basis, PBF shall maintain at its expense the below listed insurance in the amounts specified below which are minimum requirements. Such insurance shall provide coverage to Operator and such policies, other than Worker’s Compensation Insurance, shall include Operator as an Additional Insured. Each policy shall provide that it is primary to and not contributory with any other insurance, including any self-insured retention, maintained by Operator (which shall be excess) and each policy shall provide the full coverage required by this Agreement and any Storage Facility Service Order. All such insurance shall be written with carriers and underwriters reasonably acceptable to Operator, provided that PBF may procure worker’s compensation insurance from the State of Ohio. All limits listed below are required minimum limits:
(i)    Workers Compensation and Occupational Disease Insurance which fully complies with Applicable Law of the State of Ohio, in limits not less than statutory requirements;
(ii)    Employers Liability Insurance with a minimum limit of $1,000,000 for each accident, covering injury or death to any employee which may be outside the scope of the worker’s compensation statute of the jurisdiction in which the worker’s service is performed, and in the aggregate as respects occupational disease;
(iii)    Commercial General Liability Insurance, with minimum limits of $1,000,000 combined single limit per occurrence for bodily injury and property damage liability, or such higher limits as may be required by Operator or by Applicable Law from time to time. This policy shall include Broad Form Contractual Liability insurance coverage which shall specifically apply to the obligations assumed in this Agreement and any Storage Facility Service Order by PBF;
(iv)    Automobile Liability Insurance covering all owned, non-owned and hired vehicles, with minimum limits of $1,000,000 combined single limit per occurrence for bodily injury and property damage liability, or such higher limit(s) as may be required by PBF or by Applicable Law from time to time. Limits of liability for this insurance must be not less than $1,000,000 per occurrence;
(v)    Excess (Umbrella) Liability Insurance with limits not less than $4,000,000 per occurrence. Additional excess limits may be utilized to supplement inadequate limits in the primary policies required in items (ii), (iii), and (iv) above;
(vi)    Pollution Legal Liability with limits not less than $25,000,000 per loss with an annual aggregate of $25,000,000. Coverage shall apply to bodily injury and property damage including loss of use of damaged property and property that has not been physically injured; cleanup costs, defense, including costs and expenses incurred in the investigation, defense or settlement of claim; and
(vii)    Property Insurance, with a limit of no less than $1,000,000, which property insurance shall be first-party property insurance to adequately cover PBF’s owned property; including personal property of others.
(b)    Waiver of Subrogation. All such policies must be endorsed with a Waiver of Subrogation endorsement, effectively waiving rights of recovery under subrogation or otherwise, against Operator, and shall contain where applicable, a severability of interest clause and a standard cross liability clause.
(c)    Insurance Certificates. Upon execution of this Agreement and prior to the operation of any equipment by PBF, PBF will furnish to Operator, and at least annually thereafter (or at any other times upon request by Operator) during the Term (and for any coverage maintained on a “claims-made” basis, for two (2) years after the termination of this Agreement or any applicable Storage Facility Service Order), insurance certificates and/or certified copies of the original policies to evidence the insurance required herein. Such certificates shall be in the form of the “Accord” Certificate of Insurance, and reflect that they are for the benefit of Operator and shall provide that there will be no material change in or cancellation of the policies unless Operator is given at least thirty (30) days prior written notice. Certificates providing evidence of renewal of coverage shall be furnished to Operator prior to policy expiration.
(d)    Self-Insurance. PBF shall be solely responsible for any deductibles or self-insured retention.
27.    NOTICE
All notices, requests, demands, and other communications hereunder (unless otherwise set forth in the Operating Procedures) will be in writing and will be deemed to have been duly given: (i) if by transmission by hand delivery, when delivered; (ii) if mailed via the official governmental mail system, five (5) Business Days after mailing, provided said notice is sent first class, postage pre-paid, via certified or registered mail, with a return receipt requested; (iii) if mailed by an internationally recognized overnight express mail service such as Federal Express, UPS, or DHL Worldwide, one (1) Business Day after deposit therewith prepaid; or (iv) by e-mail one (1) Business Day after delivery with receipt confirmed. All notices will be addressed to the Parties at the respective addresses as follows:

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If to PBF, to:

PBF Holding Company LLC
One Sylvan Way, Second Floor
Parsippany, NJ 07054
Attn: Erik Young
Telecopy No: (973) 455-7562
Email: erik.young@pbfenergy.com
with a copy, which shall not constitute notice, to:

PBF Energy Company LLC
One Sylvan Way, Second Floor
Parsippany, NJ 07054
Attn: Jeffrey Dill, General Counsel
Telecopy No: (973) 455-7562
Email: jeffrey.dill@pbfenergy.com

If to Operator, to:
Toledo Terminaling Company LLC
One Sylvan Way, Second Floor
Parsippany, NJ 07054
Attn:    Matt Lucey
Telecopy No: (973) 455-7562
Email: matthew.lucey@pbf.com

with a copy, which shall not constitute notice, to:

    Toledo Terminaling Company LLC
One Sylvan Way, Second Floor
Parsippany, NJ 07054
Attn:    Tom O’Connor
Telecopy No: (973) 455-7562
Email: matthew.lucey@pbf.com

or to such other address or to such other Person as either Party will have last designated by notice to the other Party.
28.    ARBITRATION
Any and all Arbitrable Disputes (except to the extent injunctive relief is sought) shall be resolved through the use of binding arbitration using, in the case of an Arbitrable Dispute involving a dispute of an amount equal to or greater than $1,000,000 or non-monetary relief, three arbitrators, and in the case of an Arbitrable Dispute involving a dispute of an amount less than $1,000,000, one arbitrator, in each case in accordance with the Commercial Arbitration Rules of the American Arbitration Association, as supplemented to the extent necessary to determine any procedural appeal questions by the Federal Arbitration Act (Title 9 of the United States Code). If there is any inconsistency between this Section 28 and the Commercial Arbitration Rules or the Federal Arbitration Act, the terms of this Section 28 will control the rights and obligations of the Parties. Arbitration must be initiated within the time limits set forth in this Agreement, or if no such limits apply, then within a reasonable time or the time period allowed by the applicable statute of limitations. Arbitration may be initiated by a Party (“Claimant”) serving written notice on the other Party (“Respondent”) that Claimant elects to refer the Arbitrable Dispute to binding arbitration. Claimant’s notice initiating binding arbitration must identify the arbitrator Claimant has appointed. Respondent shall respond to Claimant within thirty (30) days after receipt of Claimant’s notice, identifying the arbitrator Respondent has appointed. If Respondent fails for any reason to name an arbitrator within the 30-day period, Claimant shall petition the American Arbitration Association for appointment of an arbitrator for Respondent’s account. The two arbitrators so chosen shall select a third arbitrator within thirty (30) days after the second arbitrator has been appointed, and, in the event of an Arbitrable Dispute involving a dispute of an amount less than $1,000,000, such third arbitrator shall act as the sole arbitrator, and the sole role of the first two arbitrators shall be to appoint such third arbitrator. Claimant will pay the compensation and expenses of the arbitrator named by or for it, and Respondent will pay the compensation and expenses of the arbitrator named by or for it. The costs of petitioning for the appointment of an arbitrator, if any, shall be paid by Respondent. Claimant and Respondent will each pay one-half of the compensation and expenses of the third arbitrator. All arbitrators must (a) be neutral parties who have never been officers, directors or employees of the Operator, PBF, or any of their Affiliates and (b) have not less than seven (7) years’ experience in the energy industry. The hearing will be conducted in the State of Delaware or the Wilmington, Delaware Metropolitan area and commence within thirty (30) days after the selection of the third arbitrator. PBF, the Operator and the arbitrators shall proceed diligently and in good faith in order that the award may be made as promptly as possible. Except as provided in the Federal Arbitration Act, the decision of the arbitrators will be binding on and non-appealable by the Parties hereto. The arbitrators shall have no right to grant or award Special Damages. Notwithstanding anything herein the contrary, PBF may not dispute any amounts with respect to an invoice delivered in accordance with Section 11 that PBF has not objected to within one hundred twenty (120) days of receipt thereof. No default shall occur hereunder if the subject matter underlying such potential default is the subject matter of any dispute that is pending resolution or arbitration under this Section 28 until such time that such dispute is resolved in accordance with this Section 28.

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29.    CONFIDENTIAL INFORMATION
(a)    Obligations. Each Party shall use reasonable efforts to retain the other Parties’ Confidential Information in confidence and not disclose the same to any third party nor use the same, except as authorized by the disclosing Party in writing or as expressly permitted in this Section 29. Each Party further agrees to take the same care with the other Party’s Confidential Information as it does with its own, but in no event less than a reasonable degree of care.
(b)    Required Disclosure. Notwithstanding Section 29(a) above, if the receiving Party becomes legally compelled to disclose the Confidential Information by a court, Governmental Authority or Applicable Law, or is required to disclose by the listing standards of any applicable securities exchange of the disclosing Party’s Confidential Information, the receiving Party shall promptly advise the disclosing Party of such requirement to disclose Confidential Information as soon as the receiving Party becomes aware that such a requirement to disclose might become effective, in order that, where possible, the disclosing Party may seek a protective order or such other remedy as the disclosing Party may consider appropriate in the circumstances. The receiving Party shall disclose only that portion of the disclosing Party’s Confidential Information that it is required to disclose and shall cooperate with the disclosing Party in allowing the disclosing Party to obtain such protective order or other relief.
(c)    Return of Information. Upon written request by the disclosing Party, all of the disclosing Party’s Confidential Information in whatever form shall be returned to the disclosing Party or destroyed with destruction certified by the receiving Party upon termination of this Agreement, without the receiving Party retaining copies thereof except that one copy of all such Confidential Information may be retained by a Party’s legal department solely to the extent that such Party is required to keep a copy of such Confidential Information pursuant to Applicable Law, and the receiving Party shall be entitled to retain any Confidential Information in the electronic form or stored on automatic computer back-up archiving systems during the period such backup or archived materials are retained under such Party’s customary procedures and policies. Any Confidential Information retained by the receiving Party shall be maintained subject to confidentiality pursuant to the terms of this Section 29, and such archived or back-up Confidential Information shall not be accessed except as required by Applicable Law for so long as such Confidential Information is retained.
(d)    Receiving Party Personnel. The receiving Party will limit access to the Confidential Information of the disclosing Party to those of its employees, attorneys and contractors that have a need to know such information in order for the receiving Party to exercise or perform its rights and obligations under this Agreement or any Storage Facility Service Order (the “Receiving Party Personnel”). The Receiving Party Personnel who have access to any Confidential Information of the disclosing Party will be made aware of the confidentiality provision of this Agreement, and will be required to abide by the terms thereof. Any third party contractors that are given access to Confidential Information of a disclosing Party pursuant to the terms hereof shall be required to sign a written agreement pursuant to which such Receiving Party Personnel agree to be bound by the provisions of this Agreement, which written agreement will expressly state that it is enforceable against such Receiving Party Personnel by the disclosing Party.
(e)    Survival. The obligation of confidentiality under this Section 29 shall survive the termination of this Agreement for a period of two (2) years.
30.    NATURE OF TRANSACTION AND RELATIONSHIP OF PARTIES
(a)    Independent Contractor. This Agreement shall not be construed as creating a partnership, association or joint venture among the Parties. It is understood that the Operator is an independent contractor with complete charge of its employees and agents in the performance of its duties hereunder, and nothing herein shall be construed to make the Operator, or any employee or agent of the Operator, an agent or employee of PBF.
(b)    No Agency. No Party shall have the right or authority to negotiate, conclude or execute any contract or legal document with any third person in the name of the other Party; to assume, create, or incur any liability of any kind, express or implied, against or in the name of any of the other Party; or to otherwise act as the representative of the other Party, unless expressly authorized in writing by the other Party.
31.    MISCELLANEOUS
(a)    Modification; Waiver. This Agreement or any Storage Facility Service Order may be amended or modified only by a written instrument executed by the Parties. The failure of a Party hereunder or under any Storage Facility Service Order to assert a right or enforce an obligation of the other Party shall not be deemed a waiver of such right or obligation. Any of the terms and conditions of this Agreement or any Storage Facility Service Order may be waived in writing at any time by the Party entitled to the benefits thereof. No waiver of any of the terms and conditions of this Agreement or any Storage Facility Service Order, or any breach thereof, will be effective unless in writing signed by a duly authorized individual on behalf of the Party against which the waiver is sought to be enforced. No waiver of any term or condition or of any breach of this Agreement or any Storage Facility Service Order will be deemed or will constitute a waiver of any other term or condition or of any later breach (whether or not similar), nor will such waiver constitute a continuing waiver unless otherwise expressly provided.
(b)    Integration. This Agreement, together with the Schedules and Storage Facility Service Orders, constitutes the entire agreement among the Parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings of the Parties in connection therewith.
(c)    Cumulative Remedies. Each and every right granted to the Parties under this Agreement or allowed it by law or equity, shall be cumulative and may be exercised from time to time in accordance with the terms thereof and Applicable Law.
(d)    Governing Law; Jurisdiction. This Agreement and any Storage Facility Service Order shall be governed by the laws of the State of Delaware, excluding any conflicts-of-law rule or principle that might refer the construction or interpretation of this Agreement and any Storage Facility Service Order to the laws of another state. Subject to Section 28, the Parties agree to the venue of the federal or state courts located in the State of Delaware for the adjudication of all disputes arising out of this Agreement and any Storage Facility Service Order.
(e)    Counterparts. This Agreement and any Storage Facility Service Order may be executed in one or more counterparts (including by facsimile or portable document format (pdf)) for the convenience of the Parties hereto, each of which counterparts will be deemed an original, but all of which counterparts together will constitute one and the same agreement.
(f)    Severability. Whenever possible, each provision of this Agreement and any Storage Facility Service Order will be interpreted in such manner as to be valid and effective under applicable law, but if any provision of this Agreement or any Storage Facility Service Order or the application of any such provision to any Person or circumstance will be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision hereof, and the Parties will negotiate in good faith with a view to substitute for such provision a suitable and equitable solution in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.
(g)    No Third Party Beneficiaries. It is expressly understood that the provisions of this Agreement and any Storage Facility Service Order do not impart enforceable rights in anyone who is not a Party or successor or permitted assignee of a Party; provided, however, that upon written

32

request from PBF, this Agreement will be amended by the Parties to make any PBF Designee or lender or intermediator of PBF or any PBF Designee a third-party beneficiary hereof.
(h)    Time is of the Essence. Time is of the essence with respect to all aspects of each Party’s performance of any obligations under this Agreement.

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(i)    Further Assurances. In connection with this Agreement and all transactions contemplated by this Agreement, each signatory Party hereto agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement and all such transactions.
(j)    Survival. All audit rights, payment, confidentiality and indemnification obligations under this Agreement shall survive the expiration or termination of this Agreement in accordance with their terms.
(k)    WAIVER OF JURY TRIAL. EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDINGS RELATING TO THIS AGREEMENT OR ANY PURCHASE ORDER OR ANY PERFORMANCE OR FAILURE TO PERFORM OF ANY OBLIGATION HEREUNDER.
(l)    Schedules and Storage Facility Service Orders. Each of the Schedules and Storage Facility Service Orders attached hereto and referred to herein is hereby incorporated in and made a part of this Agreement as if set forth in full herein.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.

TOLEDO TERMINALING COMPANY LLC

By:	/s/ Matthew C. Lucey
Name:	Matthew C. Lucey
Title:	Executive Vice President

PBF HOLDING COMPANY LLC

By:	/s/ Jeffrey Dill
Name:	Jeffrey Dill
Title:	Secretary

Signature Page to Storage and Terminaling Services Agreement

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SCHEDULE A
TANKS

Tank Number	Shell Capacity (in Barrels)	Product	Propane Storage	Vessel Capacity
405	112,447	Crude	16020	717
408	139,578	Crude	16021	717
409	143,745	Crude	16022	717
410	149,163	Crude	16023	717
412	101,744	Crude	16024	717
413	111,711	Crude	16025	713
414	100,335	HC Feed	16026	714
415	118,432	Gasoline	16027	714
416	119,793	Gasoline	16028	717
417	120,010	Gasoline	16029	717
418	136,219	Gasoline	16030	717
419	136,558	Gasoline	16031	717
420	122,276	Jet	16032	717
421	138,875	ULSD	16033	717
422	130,313	Jet	16034	717
423	122,275	Gasoline	16035	717
424	136,746	Gasoline	16036	717
425	137,441	Gasoline	16037	717
426	138,404	Gasoline	16038	717
427	138,920	Gasoline	16039	717
428	53,518	Jet	16040	717
429	53,622	Jet	16041	717
430	52,647	Off spec distillate	16042	717
431	53,047	Jet
432	53,115	Off spec distillate	16063	717
434	136,609	HC Feed	16064	717
435	135,803	Gasoline	16065	717
436	147,992	ULSD	16066	717
437	144,243	Jet
450	463,690	Crude
TOTAL:	3,849,271

Schedule A
HOU:3485221.8

SCHEDULE A-1
TANKS OUT OF SERVICE SCHEDULE

Tank Out of Service Schedule

TANK	Due OOS	Next OOS	Last OOS	Service

405	2021	2021	2011	CRUDE
408	2021	2017	2001	CRUDE
409	2030	2030	2010	CRUDE
410	2024	2024	2014	CRUDE
412	2024	2024	2014	CRUDE
413	2040	2033	2012	CRUDE
414	2021	2018	2001	LCO
415	2027	2027	2009	GASOLINE
416	2020	2018	2000	GASOLINE
417	2015	2015	1995	GASOLINE
418	2024	2024	2014	GASOLINE
419	2038	2033	2013	GASOLINE
420	2028	2028	2008	Jet (ULSD maint tank)
421	2016	2016	1996	ULSD
422	2031	2031	2011	Jet (ULSD maint tank)
423	2020	2020	2005	GASOLINE
424	2032	2032	2012	GASOLINE
425	2022	2022	2007	GASOLINE
426	2031	2031	2007	GASOLINE
427	2016	2015	1996	GASOLINE
428	2016	2016	1996	JET
429	2016	2016	1996	JET
430	2018	2018	1998	LSD
431	2021	2019	2001	JET
432	2018	2018	1998	LSD
434	2018	2015	1998	LCO
435	2018	2016	2002	GASOLINE
436	2033	2033	2013	ULSD
437	2026	2019	2007	JET
450	2024	2024	2014	CRUDE

16020	2019	2019	2009	PROPANE
16021	2019	2019	2009	PROPANE
16022	2019	2019	2009	PROPANE
16023	2019	2019	2009	PROPANE
16024	2019	2019	2009	PROPANE
16025	2019	2019	2009	PROPANE

Schedule A - 1
HOU:3485221.8

16026	2019	2019	2009	PROPANE
16027	2019	2019	2009	PROPANE
16028	2019	2019	2009	PROPANE
16029	2019	2019	2009	PROPANE
16030	2019	2019	2009	PROPANE
16031	2019	2019	2009	PROPANE
16032	2019	2019	2009	PROPANE
16033	2019	2019	2009	PROPANE
16034	2019	2019	2009	PROPANE
16035	2019	2019	2009	PROPANE
16036	2019	2019	2009	PROPANE
16037	2019	2019	2009	PROPANE
16038	2019	2019	2009	PROPANE
16039	2019	2019	2009	PROPANE
16040	2019	2019	2009	PROPANE
16041	2019	2019	2009	PROPANE
16042	2019	2019	2009	PROPANE
16063	2020	2020	2010	PROPANE
16064	2020	2020	2010	PROPANE
16065	2020	2020	2010	PROPANE
16066	2020	2020	2010	PROPANE

Schedule A-1
HOU:3485221.8

SCHEDULE B
DESCRIPTION OF TERMINAL
The Terminal consists of the following assets:

Propane loading system:	This system consists of the piping, pumps, and mercaptan additive injection system necessary for the loading of propane onto trucks from the propane storage facilities identified on Schedule A.

Schedule B

SCHEDULE C
MEASUREMENT PRACTICES
Custody transfer measurement shall comply with the latest applicable American Petroleum Institute (API) Manual of Petroleum Measurement Standards. In addition, for activities such as verification of Auto Tank Gauges (ATGs) and calibration of tanks used strictly for inventory tracking and reconciliation purposes, the applicable API standards and tolerances will be followed. The two attached documents, as may be amended and supplemented from time to time, will also be followed.

[see attached]

Schedule C
HOU:3485221.8

Quarterly Inventory Process TRC Guidelines

Section 1: Corporate Requirements

Objective:

•	Perform a 3rd party validation with respect to the accuracy of Advisor reported refinery inventory levels on last day of quarter at midnight.

•
Produce a report which details all refinery tank inventory in Advisor at last day of quarter, indicates the results of the inspection process on those tanks tested and calculates the net differences by tank and in total.

•	Verify the product quality of random select tanks by performing testing sufficient to identify the contents of the tank

•
Differences between the physical volume and Advisor volume should include explanations of the cause and actions to be taken including tank level and temperature recalibration, improved water draining procedures, etc.

•	Ensure documentation of any recalibrations is fully made and maintained within SAP
Gauge variances > 1” will require recalibration; temperature differences > 20 will require calibration and/or explanation.

Key Steps (see details page for more info):

1.	Tracking Work & Costs (SAP)

2.	Validate that TDC Readings are consistent with Advisor readings, PRIOR to the audit

3.	Complete pre-audit de-watering and provide Yield Accounting with final water readings

4.	Complete bottoms profile for HARF/CSO tanks every 6-months

5.	Teams & Tanks

6.	Static Tanks

7.	Hand Gauge Steps

8.	Recalibration/Return to Service

9.	Refinery Physical Audit File

10.	Midnight Adjustment Values (Level & Temp)

11.	Auditors Witnessing

12.	Audit Review and provide explanations for Temp. Delta >2[0]F, Net Volume delta >1,000 BBL., or delta >1% and 500 BBL.

KEY STEP DETAILS
TRACKING WORK & COSTS (SAP) –
In order to properly assign costs and document any work involved, ~4 weeks prior the audit, the TF1 OP and the TF2 OP should enter SAP Work Orders for the work in their area. As the work is performed, the appropriate charges for each area should go on that particular work order.

Schedule C
HOU:3485221.8

Any tanks that get calibration work should also have those charges assigned to the appropriate areas work order.
Post-Audit, the Vendor Invoice will be sent to the DOT Program Administrator for review and approval. The invoice is to be signed, scanned in and then sent to Joe Keenen and Hari Singh of BPF for payment.
Post-Audit, the individual running the audit will verify that the Instrument Department had fully documented any tank calibrations performed due to their readings being out of tolerance to the hand gauge readings ( > 1”). This includes documentation in the notes section as well as closing out each job step that is completed followed by closing of the entire WO.

VALIDATE TDC/ADVISOR READINGS –
Since tanks are no longer held static from the time they are hand gauged until midnight, we need to validate that the TDC readings are similar to the Advisor Readings so that we can used the TDC readings to calculate midnight adjustment numbers (Midnight Adjustments covered in their own section)
6-weeks prior to the quarterly audit compare TDC midnight Report numbers with Advisor report from the same night. Any discrepancies that are >1” will require the tank be recalibrated (if it can be taken static)
4-weeks prior to the quarterly audit compare TDC midnight Report numbers with Advisor report from the same night. Any discrepancies that are >1” will require the tank be recalibrated (if it can be taken static)
2-weeks prior to the quarterly audit compare TDC midnight Report numbers with Advisor report from the same night. Any discrepancies that are >1” will require the tank be recalibrated (if it can be taken static)

TANKS DEWATERING PLAN –
De-watering the tanks is a critical function that needs to be completed prior to the audit. Due to limits on draining water, the Tank Draining Process should begin 30 days PRIOR to the audit. Both the Area OP and Shift Supervisor should be used to ensure this work is being performed and tracked.
Updated Tank Water Levels should be provided to Yield Accounting no later than 3 business days PRIOR to the audit so Advisor can be updated with current water levels. Any tanks that cannot be de-watered need to be hand gauged for water content. This data should also go to Yield Accounting PRIOR to the audit.

HARF/CSO TANK BOTTOMS PROFILE –
At least once every 6-months, a 3rd party vendor should be brought in to get tank bottom profiles, showing the level of solids in the HARF-CSO Tanks (TK-15, TK-134, TK-197 & TK-199)

TEAMS & TANKS –
Several days prior to the Audit, Business Planning will provide Ops with a marked up copy of the Tank Inventory Audit Spreadsheet. The tanks will be color coded to indicate which day of the audit they should be available. This sheet should be reviewed and if needed, discussed with Business Planning and/or Shift Supervision to be sure all understand the tank schedule.
On Day-1 of the audit, as the auditors, inspectors and operators are arriving, use the White Board in the meeting room to lay teams. Auditors do not attend every audit, but when they do, there are

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typically two. As the tank audit work is divided into 4-teams, attempt to assign tanks and auditors to the 2-teams that can do the largest volumes. The same goes for Day-2, though by the end of Day-1, some adjustments may be needed.

STATIC TANKS –
When possible, provide the SS/FSS with the list of tanks that will be gauged on Day-1. If any are will need to be made static, they will be the ones to get them ready.
A tank must be static for a minimum of 30 minutes prior to hand gauging.

HAND GAUGE STEPS –

1.	Team goes together to the STATIC TANK

2.	Inspector pulls samples (most just for gravity, but some may be for Tank Content, as directed by Auditors)

3.	All work performed by Inspector needs to be witnessed by Operator & Auditor

4.	Inspector reads Enraf head

5.	Operator calls in to Control Room to get TDC Level & Temperature Reading

6.	Operator calls for Control Room to lift the bobber (lock test)

7.	Inspector performs hand gauge to determine product level, water level and temperature.

8.	Operator calls Control Room to lower the bobber

9.	Witness to ensure bobber is actually lowering

10.	Once bobber is down, compare Ending Enraf reading with beginning reading.

11.	Inspector to log data on their Tank Gauging Sheets.

RECALIBRATION/RETURN TO SERVICE –
If the delta between the TDC Tank Level and the Inspectors hand gauge level is 1” or less, the Operator/SS should be notified that the tank can go back into service as needed.
If the delta between the Inspectors level reading and the TDC reading is >1”, the tank is required to be recalibrated.

▪	The tank should remain static until after the E&I work is complete

▪	Notify E&I Techs (via email for documentation) which tank needs recalibrated, what the TDC reading was and what the Inspectors reading was.

▪	Once the recalibration is complete, notify the Operators/SS that the tank can go back into service as needed.

▪	The Instrument Department will add comments into the appropriate SAP WO showing what work was done and to which tank.

▪	If the tank is returned to service before the recalibration can be performed, then that tank will be excluded from the audit.

REFINERY PHYSICAL AUDIT FILE –
This is the spreadsheet supplied by Business Planning BEFORE the audit. It had many formulas within the file to help with calculations.

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During the actual audit, this file will be used to track both the TDC readings and the inspector readings. Tanks that need to be recalibrated should have comments on the sheet to that affect.
The initial TRC readings do not change throughout the audit, those remain the same.
The day after the audit, get a copy of the Advisor report from midnight of the last day of the quarter and enter the data from Advisor into the Refinery Physical Audit File.
When the 3rd Party Vendor supplies their Preliminary Report, use the Levels, temperature and volumes from that report to replace the original hand gauge readings (those in the prelim report will have the midnight adjustments applied). Remember to replace both the level and temperature readings. Doing this will provide more accurate comparisons between the Advisor and the Inspector readings.
On the Recap Tab of the Physical Audit File, any variance on tank volumes that are greater than 1,000 barrels or greater that 1% AND more than 500 barrels, required a comment to explain the variance. TRC Audit Coordinator will need to check the recap tab carefully as some of the formulas may not have accurate links due to changes in the Tank Detail tab.

MIDNIGHT ADJUSTEMENT VALUES –
The following is the agreed upon process used for tanks measured on both Day 1 and Day 2, as well as with the temperature readings, in order to represent projected readings as of the midnight on the final day of the quarter:

▪	The TDC Audit Coordinator will compare the TDC reading to the Inspector readings, from the time of hand gauging (remembering that TDC was validated to Advisor PRIOR to the audit).

▪	TRC Audit Coordinator will do this for all tanks done on Day 1 & Day 2. These values are referred to as “midnight adjustments.

▪	TRC will email these values, per tank, to the 3rd Party Vendor (Inspection Company)

▪	TRC will provide 3rd Party Vendor with the final Advisor Report, from midnight on the last day of the quarter.

▪
Inspector will refer to the Advisor Tank Level & Temperature Readings and apply the “midnight adjustment” measurements. These new levels and temperature will become the Inspectors “hand gauge readings” to be logged on their report and used for volumetric calculations.

AUDITOR WITNESSING -
Independent Auditors, when on sight, do several forms of witnessing.

▪	Their goal is to witness level verifications on tanks that account for at least 60% of inventory volume

▪
Auditors may choose to check or witness tanks reported as Out of Service. To witness an out of service tank, the auditor needs to visually see that the tank is OOS and empty. This can be accomplished by opening a roof port for viewing or at times, simply looking in through the door sheet cut in the tank. Typically, if they are checking OOS tanks, they will select a number of those listed as OOS. Their inspections of those can take place on Day 1 or Day 2

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▪	Active Tanks –

◦	Auditors are not permitted to climb up active tanks to check the Enraf readings

◦	For any active tanks they wish to check, they will go to the TF1 control room and provide the Operator with a list of Active Tanks.

◦	The operator will pull up the TDC Tank Detail Page and print off a screen shot of each tank they request. A copy will be made and routed to the TRC Tank Coordinator.

◦	This same process may be used for LPG tanks, pulling up the TDC Undergrounds Page, selecting individual bullets and printing their screen shots, with copies for the TRC Audit Coordinator

▪	Rail Road Cars

o	Auditors will go with the Operator on their team and select 5 or more Rail Road Cars.

o	Auditors will capture the tank car numbers and provide them to the TRC Audit Coordinator

o
The TRC Audit Coordinator will work with Transportation Logistics and Yeild accounting to provide Bills of Lading (BOL) for the cars selected as well as any Loading or Unloading reports, to the Auditors. Much of this paperwork will take place POST-Audit.

o	NO RAIL CARS WILL BE OPENED DURING THE AUDIT

AUDIT REVIEW –
3rd Party Inspectors will provide their preliminary report, typically within 3 days.
TRC Audit Coordinator will review the Inventory Audit File to ensure it contains the right data and that all required adjustments, calculations and explanations are included.
Once the Audit Coordinator is good with the Inspector Report, the Advisor Report and that the Refinery Inventory Audit File is good, the following should be sent, via email:

▪	Refinery Inventory Audit File

▪	PDF of SAP WO’s showing tanks that were recalibrated

▪	Copy of Advisor Report from Midnight, last day of the quarter

▪	Copy of Inspectors Prelim report

▪	Copies of email’s that requested the tank recalibrations

▪	Signed Invoices from Inspectors

Section 2: TRC Audit Planning
Tank Prep Work:

•	Any open work orders related to tank gauges should be scheduled and completed prior to the audit.

•	Tank dikes should be drained in preparation for access to the tank ladders.

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•	Tank water bottoms should be checked and drained as needed. This should start a month in advance to ensure adequate time for draining the tank bottoms.

3rd Party Gaugers/Auditors:

•
Contact and schedule a 3rd party gauging company (Intertek, SGS, etc.) to support the audit. The company should be scheduled for 2 full days, through midnight for the 2nd day. This should take place 6-8 weeks prior to the audit to ensure resources are available.

◦	The company should provide for their own gauging equipment (i.e. tank level measurement, water level measurement, tank temperature) as well as their own PPE.

◦	Ensure the 3rd party gauging company has an active contract with TRC.

◦	Request 3rd party handle food/drink/snack arrangements

•
An accounting firm (i.e. Morgan Stanley, Deloitte & Touche, etc.) may be on site to witness the audit. Acquire from corporate the contact information for the accounting firm supporting the audit as well as the contact information for the personnel coming on site for the audit.

Safety Requirements:

•
Communicate the PPE requirements to both the 3rd party gauging company as well as the accounting firm personnel. The PPE Matrix from the TRC PPE Safety Standard can be sent to them as a guideline (1 GS 148).

o
Determine if TRC will have to supply any of the PPE required for the accounting firm. This will typically be a minimum of Nomex (need size from personnel), hard hats, safety glasses, hearing protection, H2S monitor, gauntlet cuff gloves. Confirm they are bringing their own safety toe work boots. Also have available flashlights, coats, rain gear and other items that may be needed due to weather.

•
Communicate to the 3rd party gauging company and the accounting firm personnel the Contractor Safety Training time that they will have to attend prior to the audit. If auditors are coming from the Philadelphia area or a group is going there and required safety training, the auditors scheduled for Toledo can take their safety at either Del City or PB as they have a copy of the training videos. The only requirement is that a BPF Rep. administers it and provides TRC with a copy of the training log.

o
Communicate the drug testing requirements to the 3rd party gauging company and the accounting firm personnel (currently a 9-panel drug screen). The Auditors do NOT require the drug screening as they will come into the refinery as Visitors and will escorted throughout. The training requirement is per Operations, not Safety.

o
Communicate to Security Department who will be attending the safety training class and what expected date and time (M, W @ 7:30am, T, R, F @ 9:00am). It may be necessary to request a separate class based on time all personnel will be showing up.

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o	Security may request that the accountants return their badge after the gauging audit to place back into stock since they are typically new each time.

•	Need to be aware of inclement weather being projected for the days of the audit and communicate with corporate if it looks like weather may delay the audit process.

o
Inclement weather that may prevent the audit from taking place on schedule would include lighting advisory, wind speeds greater than 30mph, and ice/snow causing travel on the tank to be unsafe. See TRC Alarm Evacuations Safety Standard for further info. (1 FS 304).

TRC/Support Personnel:

•
The Overtime Schedulers will need to be contacted to provide T&S Operations support to assist with the audit. The number of T&S personnel needed will be based on the number of tanks being audited as well as the number of 3rd party gaugers. The 3rd party gaugers and accounting firm personnel should always be escorted to the tanks by a TRC T&S Operator.

•	An Instrument Technician should be scheduled for the shifts the 3rd party gaugers will be manually gauging tanks to be able to respond to a potential gauge that needs adjusted.

o	A work orders will need to be provided to the E/I Shop for the support.

•	As the audit near, pay close attention to the weather and ground conditions, if needed, have the current contractor clear out any snow or ice around tank access.

Logistics:

•	Vehicles will be needed to transport the 3rd party gaugers and the accounting firm personnel to each tank. Vehicles can be rented by contacting the Maintenance Equipment Coordinator.

o	The number of vehicles rented should equal the number of audit teams (i.e. T&S Operator, gauger, auditor)

•
A “command center” will need scheduled to house the personnel and equipment associated with the audit. The MOB Lower Level Conference Room has worked well for these audits. The TLR Conf TA Trailer 02A or 02B are good sized rooms that can be booked to house the audit team. Currently, the 6/9 ABT hold their morning ABT meetings there so advance notice will need to be given so they can relocate during the 2 days of the audit

•
Radios are needed for each person, or at a minimum one for each audit team (Operator, Gauger, Auditor) going to the tanks to ensure they maintain communication with both the control room as well as the “command center.”

o	Radio’s and chargers for the Tank Audits can be found in the DOT Program Administrators office. These are dedicated to the audits.

o	There are 5 radio’s; 1 for each team and 1 to be kept in the conference room

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•
Food and drinks will be needed for the audit team to minimize delays in personnel out for lunch, dinner or snacks. When contacting and arrangeing the 3rd Party Vendor, request they handle the food and drinks. Supply them with an approximate number (get enough to supply the teams and participates as well as for the Shift Supervisors, TF1 Control Room and TF2 Control Room (for meals)

Audit Schedule:

•
Business Planning will need to assist in scheduling the tanks to be static for the manual tank gauging. This will depend on pipeline receipts, pipeline shipments, gasoline blending and production needs.

o
For crude tanks and other large volume tanks (greater than 10M bbl storage at the time of the audit) that cannot be scheduled static during the audit, attempts should be made some time prior to the audit to manually gauge these tanks. Work closely with business planning and some of these tank may be able to be made available for a short duration

o	For crude tanks being manually gauged, a BS&W will be needed.

o	For tanks with a large volume of particulate (i.e. HARF), use the latest Bottoms Profile to account for bottoms material

•	Tanks that are static for the manual gauge will not require car-seals unless specifically requested by the accounting firm or corporate.

Tank Sampling:

•	Sample containers, lids and labels will need provided for each tank being gauged, either manually or visually.

•
3rd party gaugers will draw a sample from each tank with the container provided at the time the tank is being manually or visually gauged and complete the tag information. Below are the sampling needs for the lab.

o	For “API only” samples, collect 2 quart samples from the bottom spigot using the type of container specified below for the product.

o	For tank contents samples:

▪	Gasoline – brown bottles

•	4 or more spigots – 2 quarts per spigot

•	3 spigots – 3 quarts per spigot

•	2 spigots – 4 quarts per spigot

•	1 spigot – 8 quarts

▪	Jet/ULSD – brown bottles for Jet samples

•	4 or more spigots – 1 quarts per spigot

•	2 or 3 spigots – 2 quarts per spigot

•	1 spigot only – 4 quarts

▪	Chemicals – 3 quarts in bottles

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▪	Gasoline Comp. – 6 quarts in brown bottles, bottom spigot

▪	Gas Oil – 3 quarts in cans from bottom spigot

▪	Crude Oil – 3 quarts in bottles (also needs BS&W analysis)

▪	HARF – 3 quarts in cans from spigot height below

•	TK197 – 7’ spigot

•	TK199 – 21’ spigot

•	TK134 – 7’ spigot

•	Lab personnel may be needed to coordinate the collection of samples at the Lab and perform any analysis requested (i.e. gravity).

o	Lab analysis external to TRC may be needed for those tanks selected to confirm the tank contents.

Reports:

•	The following will need gathered up prior to the audit

o	Tank strapping charts for the audit team

o	Tank audit spreadsheet with blank cells for audit information

•	The following will need provided during the audit

o	3rd party gauger preliminary audit sheets

o	Advisor inventory reports each day of the audit (for auditors)

o	Midnight TDC tank reports (upon request)

o	Tank Status Sheet (this is the T&S ABT Inventory Sheet with updated data)

•	The following will need provided after the audit is completed

o	3rd party gauger final report, including Net Standard Volume (NSV) quantities

o	Last 5 shipments and receipts provided to the auditor (if needed)

o	Railcars on site inventory report may be requested

o	Tank gravity report from tank samples

o	Tank contents analysis report

o
Final report with all data populated in the sheet, including the tank number, service, TDC level gauge, API gravity, manual level and temp gauge, manual BS&W, NSV quantities, Advisor (gauge, API gravity, volumes, BS&W), and comment on discrepancies found.

Invoicing:

•	All 3rd party tank gauging contractor invoices received should be forwarded to the corporate contact for payment. Additional costs of the audit include:

o	Vehicle rental (charged to SAP WO)

o	Food purchased (Lumped with Vendor Invoice)

o	Lab analysis costs (Separate Vendor Invoice)

o	Contractor support for ice/snow removal (apply to SAP WO)

o	Operations overtime for audit support (Charge to appropriate location)

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o	Instrument Technician coverage (charge to SAP WO)

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Pre- Audit Prep	Complete	Comment
Schedule 3rd party gaugers for audit with active contract
Acquire auditor names from Corporate/Acct. Firm
Provide gaugers and accountants names to Process Center (if training needed)
Provide gaugers and accountants safety training times (if training required)
Provide gaugers drug testing requirements
Provide gaugers and accountants with PPE Matrix
Acquire needed PPE for accountants, extra items for group
Create SAP WN for audit rentals and maintenance manpower needs; 1 for TF1, 1 for TF2
Check weather forcasts for audit dates
Retain crews for snow/ice removal if necessary
Request T&S overtime support
Request Instrument Tech support
Request lab coverage for sample coordination and gravities
Retain outside lab for product content samples (handed via 3rd party vendors)
Acquire sample containers, lids and labels
Acquire sample bombs for HVLs (currently, HVL’s not done in Toledo)
Define tank sample tap levels for gaugers
Rent vehicles for audit (via Maintenance – Dukeshire)
Schedule conference room for audit control center (CC)
Acquire radios for gaugers, T&S Operators and CC (In Dot Program Administrators Office)
Have scheduled breakfast, lunch & dinner for audit days (Request Inspection Company provide)
Provide snacks and cooler of drinks in CC (Request Inspection Company provide)

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Have tank strapping chart book in CC
Have tank audit spreadsheet in CC
Have column reference level document in CC
Have bottoms profile report within the last 6-months for tanks with known solids in CC
Have tank sample tap levels in CC
Address known gauge issues prior to audit (i.e. open WO’s)
Drain tank roofs prior to audit
Drain tank dikes for tank access prior to audit
Drain tank bottoms for minimal water prior to audit (TF 2 OP/Trainer)
Provide Yield Accounting accurate water bottom values (TF2 OP/Trainer)
Have current Advisor Inventory Report for reference
Audit Kick-Off Meeting	Complete	Comment
Cover safety requirements in refinery (POW cards, sirens, sign-in & out of CRs, PPE requirements, smoking, bad weather, radios, cell phone usage, tank platforms, any safety concerns brought to attention)

Provide a sample tag example for gaugers
Review data being collected
Break up tanks to be gauged by # of gauging groups, document personnel in each group (use of dry erase board helps to inform all of plan)
Create sheet to track radio numbers with owner
Audit Tasks	Complete	Comment
Advisor Inventory Report from midnight
Copy of gaugers preliminary tank sheets
Communication to E/I Shop on tank calibration needs from audit results
TDC midnight report from TF#1 & TF#2 (not needed during the audit)
Retain accountant badges at end

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Communicate to auditor any tank that has become active following the hand gauge, or any tank that was calibrated prior to midnight.
Post Audit Tasks	Complete	Comment
Final Advisor Inventory Report
Tank gravity lab report
Final report from 3rd party gauger within 5-days of audit
Finalize spreadsheet from audit
Tank calibration information entered into SAP to document the instruments re-calibrated
Last 5 shipment & receipts before and after midnight
Documentation showing tank movement for tank that had a shipment/receipt following hand gauge during audit
Return accountant badges to Process Center
Tank content analysis report
Tank water bottoms found during the audit should be provided to the Shift Supt. for drain rates and draining
Invoice Completion	Complete	Comment
3rd party gaugers
Vehicle rental
Food and drinks
Lab analysis
Contractor support (i.e. ice/snow removal, manways, etc)
Overtime support hours (Operations, Maintenance, Lab)

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Refinery Accounting Physical Inventory Process

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Refinery Accounting Physical Inventory Process

1.0 Overview – SOX Control HQ H.14

This document outlines the strategy, roles and responsibilities for the Advisor physical inventory validation process at PBF's refineries.

2.0 Objective

To outline the process and procedures to be followed during the 3rd party validation of the Advisor physical inventories. To ensure accurate and timely reporting of PBF's refineries physical inventory results. To ensure that identified gauge variances, in excess of defined tolerances, are calibrated in a timely manner. The procedure addresses raw material and product tanks and does not address internally consumed fuel tanks, chemical, additive, empty, waste water or out of service tanks. Ultimately, this procedure ensures that any material volume variance between the inspection report and the refinery inventory reports (represented in Advisor), caused by gauge inaccuracies, water, or bottom sediment build up, can be identified and remediated in a timely manner.

3.0 Strategy

The Refinery Loss Control Coordinators at Delaware City and Paulsboro and the Toledo Operations Superintendent will be responsible for managing the physical inventory process at the refineries. This includes setting up training for auditors, organizing Inspections, working with the refineries to identify tanks to be inspected and ensuring that local safety requirements are not compromised during the process.
The Refinery Yield Supervisor will ensure that the inventory results are reported to Corporate Accounting in a timely manner. The refinery yield accounting departments will provide Advisor inventory reports to the refinery coordinators to assist in their selection of tanks to include in the physical validation.

In addition, Yield Accounting performs an active role in the physical inventory process which includes,

a) conducting periodic planning meetings during the month prior to physical with refinery coordinators/loss control, external auditors, corporate accounting and yield accounting to ensure all parties are prepared for the physical;
b) recapping the inventory results, reconciling inventory volumes to Advisor, summarizing Advisor vs. Inspector volume variances by product and forwarding to Corporate accounting for adjustment
c) reviewing the results with refinery coordinators, corporate accounting and loss control for tanks with Advisor vs. Inspector volume variances > 1,000 bbls or 1% and 500 bbls and
d) ensuring that the refinery coordinators address any questions raised by the external auditors.

4.0 Schedule of Activities

Planning meetings

The focus of the planning meetings is to ensure that Independent Inspectors have been scheduled, external auditor representatives are identified and have scheduled site specific training and the refinery is notified and has staffing to support the physical inventory validation. As safety is primary, the physical witnessing of tank gauges is subject to refinery operating conditions and weather. The refinery coordinators are responsible for determining that conditions are safe to climb tanks. The meetings occur weekly starting three weeks prior to the inventory date.

Tank Selection Process

The goal is to have 3rd Party Inspectors measure the inventory level of inventory in tanks with volumes > 10,000 bbls and 10% of the tanks containing < 10,000 bbls. Pressurized spheres and spheroids are scoped out

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Refinery Accounting Physical Inventory Process

since they cannot be physically gauged. Benzene tanks, high H2S tanks and tanks with nitrogen blankets will scoped out due to safety considerations. Active Tanks may be scoped out due to safety concerns.

Refinery Coordinator Execution

1. Establish an inventory schedule and approach for the selected tanks giving consideration to when tanks are active and still. Month end volume will be established by one of the following methods:

   a. Still tanks leading up to and through midnight should be manually gauged prior to midnight during the "still period".
   b. Tanks anticipated to be active at midnight should be measured when still and the auto gauge to manual gauge variances should be established and used to calculate midnight inventory levels based upon auto gauge readings.
   c. Tanks active at all times with no "still time" will not be physically inspected. The automatic gauges will be relied on to reflect an accurate volume in the tank. Coordinators will work with Operations to, where possible, make tanks available that were active and not inspected during the previous inventory.
   d. Samples will be obtained for all inspected tanks for gravity determination.
   e. 5 of the tanks inspected should be sampled to ensure the tank contents are the same as reported in Advisor.
   f. Obtain 3rd Party Inspector's Inventory reports and perform the following:
      i. Confirm Inspector calculations
      ii. Ensure that the Inspectors provide Inventory reports for all tanks selected for gauging.
      iii. Compare inspector GSV to Advisor Net Volume (provided by Yield Accounting), if the variance is > 1,000 bbls or 1% and 500 bbls, investigate, report the reason for the difference and recommend corrective action.
      iv. Any gauge variances > 1" will require calibration. Documentation requesting calibration should be provided to operations.
      v. Evaluate temperature variances as appropriate. As system temperatures are captured at a single point and Inspectors temperatures are based on composite readings, variances are expected. Individual refineries will determine the appropriate action to address temperature variances.
      vi. Review the 5 samples test results and report on any discrepancies.

Yield Accounting Execution

2. Prepare a summary of each refinery inspection reports that includes the following:
   a. Agree Advisor individual tank volumes to the Advisor month end inventory report by tank.
   b. Verify the total Inventory report volume in a. to the appropriate Advisor Production Book ending inventory.
   c. Agree the Inspector volumes to the 3rd Party Inspector report.
   d. Total variances by product and post to the appropriate quarter Advisor Production Book.
   e. Report individual refinery preliminary adjustments to corporate accounting by the 5th workday.
   f. Identify tanks with volume variances > 1,000 or 1% and 500 bbls.

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PBF Energy
Refinery Accounting Physical Inventory Process

g. Schedule a conference call for each refinery to discuss tanks with large variances, item "f", with refinery coordinators, corporate accounting and loss control.
h. Have Loss Control/Operations ensure tanks with a gauge variance > 1 inch are calibrated.
i. Report final inventory variances to corporate accounting by the 8th workday.
j. Send copies of refinery inventory validation recaps to Deloitte.

From Version	To Version	Date	Author	Change	Approved By	Date
---	1.0	5/10/2013	M. Kenan	New	J. Barne (signature)	6/28/13

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EXHIBIT 1
STORAGE FACILITY SERVICE ORDERS
[Attached behind this page]

Exhibit 1

STORAGE FACILITY SERVICE ORDER
December 12, 2014
This Storage Facility Service Order is entered as of December 12, 2014, by and between Toledo Terminaling Company LLC, a limited liability company, and PBF Holding Company LLC, a limited liability company, pursuant to and in accordance with the terms of the Storage and Terminaling Services Agreement dated as of __________, by and among such parties (the “Agreement”).
Capitalized terms not otherwise defined herein shall have the meaning set forth in the Agreement.
Pursuant to Section 6 of the Agreement, the parties hereto agree to the following provisions:
(i)    the Operating Capacity and Shell Capacity of each Tank; Attachment A
(ii)    the Services Fees pursuant to Section 5; $0.50 per shell bbl per month and $2.52 per bbl of propane loaded into tank trucks.
(iii)    any reimbursement pursuant to Section 8(a); N/A at this time
(iv)    any Surcharge pursuant to Section 8(b); N/A at this time
(v)    any modification, cleaning, or conversion of a Tank as requested by PBF pursuant to Section 9(a); Tanks 417, 427, and 434 will be taken OOS for inspection.
(vi)    any reimbursement related to newly imposed taxes and regulations pursuant to Section 10; and N/A at this time
(vii)    any other services that may be agreed upon by the Parties. N/A at this time
Except as set forth in this Storage Facility Service Order, the other terms of the Agreement shall continue in full force and effect and shall apply to the terms of this Storage Facility Service Order.

Exhibit 1

	Attachment	A
Toledo Tank Farm #2

Tank Number	Product	Shell Capacity bbls	Operating Capacity (excluding heel)
405	Crude oil	112,447	71,554
408	Crude oil	139,578	102,664
409	Crude oil	143,745	87,024
410	Crude oil	149,163	115,148
412	Crude oil	101,744	77,902
413	Crude oil	111,711	81,814
450	Crude oil	463,690	410,834
Total Crude		1,222,078	946,940

414	HC Feed	100,335	71,546
434	HC Feed	136,609	84,188
Total HC Feed		236,944	155,734

415	Gasoline	118,432	91,326
416	Gasoline	119,793	89,103
417	Gasoline	120,010	90,788
418	Gasoline	136,219	103,748
419	Gasoline	136,558	104,981

Exhibit 1

423	Gasoline	122,275	99,445
424	Gasoline	136,746	103,548
425	Gasoline	137,441	109,155
426	Gasoline	138,404	109,096
427	Gasoline	138,920	100,206
435	Gasoline	135,803	100,626
Total Gasoline		1,440,601	1,102,022

420	Distillate	122276	100,513
422	Distillate	130313	97,230
428	Distillate	53518	44,032
429	Distillate	53622	46,599
431	Distillate	53047	46,657
437	Distillate	144243	129,072
430	Distillate	52647	42,259
432	Distillate	53115	41,913
421	Distillate	138875	105,011
436	Distillate	147992	113,966
Total Distillate		949648	767,252

Total AST Tankage		3,849,271	2,971,948

Exhibit 1

EXHIBIT 2
FORM OF STORAGE FACILITY SERVICE ORDER
(______ ___, 20__)
This Storage Facility Service Order is entered as of ___, 20__, by and between Toledo Terminaling Company LLC, a [_________] limited liability company, and [PBF Holding Company LLC], a [___________] limited liability company, pursuant to and in accordance with the terms of the Storage and Terminaling Services Agreement dated as of __________, by and among such parties (the “Agreement”).
Capitalized terms not otherwise defined herein shall have the meaning set forth in the Agreement.
Pursuant to Section 6 of the Agreement, the parties hereto agree to the following provisions:
(viii)    the Operating Capacity and Shell Capacity of each Tank;
(ix)    the Services Fees pursuant to Section 5;
(x)    any reimbursement pursuant to Section 8(a);
(xi)    any Surcharge pursuant to Section 8(b);
(xii)    any modification, cleaning, or conversion of a Tank as requested by PBF pursuant to Section 9(a);
(xiii)    any reimbursement related to newly imposed taxes and regulations pursuant to Section 10; and
(xiv)    any other services that may be agreed upon by the Parties.
Except as set forth in this Storage Facility Service Order, the other terms of the Agreement shall continue in full force and effect and shall apply to the terms of this Storage Facility Service Order.

Exhibit 2